Exhibit 10.2

MEZZANINE LOAN AGREEMENT

Dated as of May 19, 2006

Between

MONDRIAN SCOTTSDALE MEZZ HOLDING COMPANY LLC
as Borrower

And

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.
as Lender

TABLE OF CONTENTS

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION			1
	1.1	Specific Definitions		1
	1.2	Index of Other Definitions		13
	1.3	Principles of Construction		15

2.	GENERAL LOAN TERMS			16
	2.1	The Loan		16
	2.2	Interest; Monthly Payments		16
		2.2.1	Generally	16
		2.2.2	Default Rate	16
		2.2.3	Taxes	16
		2.2.4	Breakage Indemnity	17
		2.2.5	New Payment Date	17
	2.3	Loan Repayment		17
		2.3.1	Repayment	17
		2.3.2	Mandatory Prepayments	18
		2.3.3	Optional Prepayments	18
	2.4	Release of Collateral		18
	2.5	Payments and Computations		18
		2.5.1	Making of Payments	18
		2.5.2	Computations	19
		2.5.3	Late Payment Charge	19
	2.6	Interest Rate Protection Agreements		19
		2.6.1	Interest Rate Protection Agreement	19
		2.6.2	Execution of Documents	20
		2.6.3	No Obligation of Lender	20
		2.6.4	Receipts from Interest Rate Protection Agreements	20
	2.7	Fees; Spread Maintenance Premium		21
		2.7.1	Origination/Advance Fees	21
		2.7.2	Spread Maintenance Premium /Prepayment Premium	21
	2.8	Extension Options		21
	2.9	Additional Advances		22
		2.9.1	Conditions Precedent	22
		2.9.2	Additional Advances	24
		2.9.3	Optional Disbursements	25

3.	CASH MANAGEMENT AND RESERVES			25
	3.1	Cash Management Arrangements		25
	3.2	Reserves		26
		3.2.1	General	26
		3.2.2	Renovation/Re-Branding Reserve	26
	3.3	Grant of Security Interest; Application of Funds		26
	3.4	Cash Flow Allocation		27

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4.	REPRESENTATIONS AND WARRANTIES			28
	4.1	Organization; Special Purpose		28
	4.2	Proceedings; Enforceability		28
	4.3	No Conflicts		28
	4.4	Litigation		28
	4.5	Agreements		29
	4.6	Title		29
	4.7	No Bankruptcy Filing		29
	4.8	Full and Accurate Disclosure		29
	4.9	Tax Filings		30
	4.10	ERISA; No Plan Assets		30
	4.11	Compliance		30
	4.12	Contracts		31
	4.13	Federal Reserve Regulations; Investment Company Act		31
	4.14	Easements; Utilities and Public Access		31
	4.15	Physical Condition		31
	4.16	Leases		32
	4.17	Fraudulent Transfer		32
	4.18	Ownership of Borrower and Owner		32
	4.19	Purchase Options		32
	4.20	Management Agreement		32
	4.21	Hazardous Substances		33
	4.22	Name; Principal Place of Business		33
	4.23	Other Debt		33
	4.24	Pledged Collateral		33
	4.25	Senior Loan		34
	4.26	Perfection of Accounts		34
	4.27	No Contractual Obligations		35

5.	COVENANTS			35
	5.1	Existence		35
	5.2	Taxes and Other Charges		35
	5.3	Access to the Property		36
	5.4	Repairs; Maintenance and Compliance; Alterations		36
		5.4.1	Repairs; Maintenance and Compliance	36
		5.4.2	Alterations	36
	5.5	Performance of Other Agreements		37
	5.6	Cooperate in Legal Proceedings		37
	5.7	Further Assurances		37
	5.8	Environmental Matters		37
		5.8.1	Hazardous Substances	37
		5.8.2	Environmental Monitoring	38
		5.8.3	O & M Program	40
	5.9	Title to the Pledged Collateral		40
	5.10	Leases		40
		5.10.1	Generally	40
		5.10.2	Additional Covenants with respect to Leases	40

	5.11	Estoppel Statement		40
	5.12	Property Management		41
		5.12.1	Management Agreement	41
		5.12.2	Termination of Manager	41
		5.12.3	Cure by Lender	42
	5.13	Special Purpose Bankruptcy Remote Entity		42
	5.14	Assumption in Non-Consolidation Opinion		42
	5.15	Change in Business or Operation of Property		42
	5.16	Debt Cancellation		42
	5.17	Affiliate Transactions		42
	5.18	Zoning		43
	5.19	No Joint Assessment		43
	5.20	Principal Place of Business		43
	5.21	Change of Name, Identity or Structure		43
	5.22	Indebtedness		43
	5.23	Licenses		44
	5.24	Compliance with Restrictive Covenants, Etc.		44
	5.25	ERISA		44
	5.26	Prohibited Transfers		44
	5.27	Liens		44
	5.28	Dissolution		45
	5.29	Incurrence of Expenses		45
	5.30	Expenses		45
	5.31	Indemnity		45
	5.32	Patriot Act Compliance		47
	5.33	Hotel Operation		47
	5.34	Limitation on Securities Issuances		48
	5.35	Limitation on Distributions		48
	5.36	Contractual Obligations		48

6.	NOTICES AND REPORTING			48
	6.1	Notices		48
	6.2	Borrower Notices and Deliveries		48
	6.3	Financial Reporting		49
		6.3.1	Bookkeeping	49
		6.3.2	Annual Reports	49
		6.3.3	Monthly/Quarterly Reports	50
		6.3.4	Other Reports	50
		6.3.5	Annual Budget	50
		6.3.6	Senior Loan	51
		6.3.7	Breach	51
		6.3.8	Hotel Accounting	51
		6.3.9	Inspection	51

7.	INSURANCE; CASUALTY; AND CONDEMNATION			52
	7.1	Insurance		52
		7.1.1	Coverage	52

		7.1.2	Policies	55
	7.2	Casualty		56
		7.2.1	Notice; Restoration	56
		7.2.2	Settlement of Proceeds	56
	7.3	Condemnation		57
		7.3.1	Notice; Restoration	57
		7.3.2	Collection of Award	57
	7.4	Application of Proceeds or Award		58

8.	DEFAULTS			58
	8.1	Events of Default		58
	8.2	Remedies		59
		8.2.1	Acceleration	60
		8.2.2	Remedies Cumulative	60
		8.2.3	Severance	60
		8.2.4	Delay	61
		8.2.5	Lender’s Right to Perform	61

9.	SENIOR LOAN			61
	9.1	Compliance with Senior Loan Documents		61
	9.2	Senior Loan Defaults		62
	9.3	Senior Loan Estoppels		63
	9.4	No Amendments to Senior Loan Documents		63
	9.5	Acquisition of the Senior Loan		63
	9.6	Deed in Lieu of Foreclosure		64
	9.7	Refinancing or Prepayment of the Senior Loan		64
	9.8	Intercreditor Agreement		64

10.	SPECIAL PROVISIONS			64
	10.1	Sale of Note and Secondary Market Transaction		64
		10.1.1	General; Borrower Cooperation	64
		10.1.2	Use of Information	65
		10.1.3	Borrower’s Obligations Regarding Disclosure Documents	65
		10.1.4	Borrower Indemnity Regarding Filings	66
		10.1.5	Indemnification Procedure	66
		10.1.6	Contribution	67
		10.1.7	Rating Surveillance	67
		10.1.8	Severance of Loan	67

11.	MISCELLANEOUS			68
	11.1	Exculpation		68
	11.2	Brokers and Financial Advisors		70
	11.3	Retention of Servicer		70
	11.4	Survival		70
	11.5	Lender’s Discretion		70
	11.6	Governing Law		71
	11.7	Modification, Waiver in Writing		72

11.8	Trial by Jury	72
11.9	Headings/Exhibits	72
11.10	Severability	72
11.11	Preferences	72
11.12	Waiver of Notice	73
11.13	Remedies of Borrower	73
11.14	Prior Agreements	73
11.15	Offsets, Counterclaims and Defenses	73
11.16	Publicity	73
11.17	No Usury	74
11.18	Conflict; Construction of Documents	74
11.19	No Third Party Beneficiaries	74
11.20	Spread Maintenance Premium/Prepayment Premium	74
11.21	Assignment	75
11.22	Proofs of Claim	75
11.23	Waiver of Stay	75
11.24	Certain Additional Rights of Lender	76
11.25	Future Funding Obligations	77
11.26	Set-Off	77
11.27	Counterparts	77

Schedule 1             Exceptions to Representations and Warranties
Schedule 2             [Intentionally Reserved]
Schedule 3             Organization of Borrower
Schedule 4             Definition of Special Purpose Bankruptcy Remote Entity

Schedule 5             Approved Operating Budget

Schedule 6             Initial Renovation Work

Schedule 7             Form of Request for Additional Advance

Schedule 8             Approved Renovation/Re-Branding Budget

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MEZZANINE LOAN AGREEMENT

MEZZANINE LOAN AGREEMENT dated as of May 19, 2006 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) between MONDRIAN SCOTTSDALE MEZZ HOLDING COMPANY LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Borrower”), and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (together with its successors and assigns, “Lender”).

1.             DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1          Specific Definitions.  The following terms have the meanings set forth below:

Additional Advance:  an advance of Principal made by Lender to Borrower pursuant to Section 2.9 hereof.

Affiliate:  as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

Approved CapEx/FF&E Expenses:  the cost of FF&E Expenses and Capital Expenses incurred by Owner, which FF&E Expenses and Capital Expenses shall either be (a) included in the Approved Capital/FF&E Budget for the current calendar year, (b) approved by Lender, (c) are within 110% of the total amounts included in the Approved Capital/FF&E Budget for the current calendar year or (d) of an emergency nature, and with respect to which it would be impracticable, in Owner’s reasonable judgment, under the circumstances to obtain Lender’s prior written consent, provided Owner delivers notice to Lender as soon as practicable after an emergency expenditure.  The parties acknowledge that an Approved Capital/FF&E Budget has not been delivered as of the date hereof.  Accordingly, only items covered under clauses (b) and (d) above shall constitute Approved CapEx/FF&E Expenses until such an Approved Capital/FF&E Budget has been prepared, delivered and approved by Lender in accordance with Section 6.3.5 hereof.

Approved Operating Expenses: operating expenses incurred by Owner which (i) are included in the Approved Operating Budget for the current calendar month (excluding such portion of the fees payable to Manager under the Management Agreement which are in excess of four percent (4%) of Gross Revenues actually received during the applicable period; provided, however, the foregoing shall not be deemed to preclude Owner from paying any such fees pursuant to the terms of the Management Agreement from its own funds), (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property or (iii) have been approved by Lender in its reasonable discretion.  Except for a management fee of up to four percent (4%) of Gross Revenues as described above, no other management, franchise or other similar fees payable to any Affiliate of Owner, Borrower, Guarantor or Manager shall be an Approved Operating Expense hereunder (although nothing shall be deemed to preclude Owner from paying any such fees pursuant from its own funds).  The initial Approved Operating Budget is attached hereto as Schedule 5.

Approved Renovation/Re-Branding Expenses: Capital Expenses incurred by Owner in connection with the renovation and re-branding of the Property and the Improvements, which Capital Expenses shall either be (a) included in the Approved Renovation/Re-Branding Budget attached hereto as Schedule 8 or (b) otherwise reasonably approved by Lender.

Business Day:  any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Capital Expenses:  expenses that are capital in nature or required under GAAP to be capitalized.

Cash Trap Period:  shall have the meaning set forth in the Senior Loan Agreement.

Code:  the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations promulgated thereunder.

Collateral:  all collateral securing or intended to secure the Debt, including the Pledged Collateral.

Contractual Obligation:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

Control:  with respect to any Person, either (i) ownership directly or indirectly of 49% or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

Debt:  the unpaid Principal, all interest accrued and unpaid thereon, any Spread Maintenance Premium, any Prepayment Premium and all other sums due to Lender in respect of the Loan or under any Loan Document.

Debt Yield:  as of any date, the ratio (expressed as a percentage) of (i) Net Operating Income for the twelve (12) month period ending with the most recently completed calendar month to (ii) the sum of (A) the outstanding Principal as of such date plus (B) the outstanding principal balance of any Senior Loan as of such date.

Default:  the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate:  a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) 5% above the Interest Rate, compounded monthly.

Deposit Bank:  Wachovia Bank, National Association, or such other bank or depository selected by Lender in its discretion.

Eligible Account:  a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (A) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (B) as to which Lender has received a Rating Comfort Letter from each of the applicable Rating Agencies with respect to holding funds in such account, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case of clause (i) or clause (ii) above, corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

Eligible Institution: a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

ERISA:  the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate:  all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower and/or Owner, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

FF&E:  all furniture, furnishings, fixtures and equipment reasonably necessary for the operation of the hotel (including but not limited to the guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms and recreational facilities) located at the Property.

FF&E Expenses:  expenses that are for FF&E or are used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the Vehicles (as defined in the USALI).

GAAP:  generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

Governmental Authority:  any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

Gross Revenues:  shall mean, for the period of determination, all Rents for such period; provided, however, that Gross Revenues shall not include (i) gratuities or service charges or other similar receipts which are to be paid over the Property employees or persons occupying similar positions for performing similar duties or any other Third Party Disbursements; (ii) proceeds of other insurance or other money or credits received in settlement for loss, theft, or damage to property relating to or used in the Property (other than the proceeds of any business interruption insurance received with respect to the Property); (iii) excise taxes, sales taxes, use taxes, bed taxes, admission taxes, tourist taxes, gross receipts taxes, value added taxes, entertainment taxes, or other taxes or similar charges payable to governmental authorities; (iv) any amounts otherwise included in Gross Revenues to the extent such amounts are refunded to guests and patrons; (v) such other exclusions requested by Borrower and approved by Lender in its sole and absolute discretion; (vi) Lease Termination Payments and (vii) any amounts recovered in any legal actions or proceedings, or settlements thereof, arising out of the operation of the Property except to the extent such amounts would otherwise have been included in Gross Revenues.

Guarantor:  Morgans Group LLC, a Delaware limited liability company.

Hotel Transactions:  collectively, (i) occupancy arrangements for customary hotel transactions in the ordinary course of Owner’s business conducted at the hotel located at the Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services and (ii) informational or guest services which are terminable on one month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.

Initial Renovation Work: the renovation work to be performed at the Property by Owner more particularly described on Schedule 6 attached hereto.

Interest Period:  (i) the period from the date hereof through the first day thereafter that is the last day of a calendar month (the “Initial Interest Period”) and (ii) each period thereafter from the first (1st) day of each calendar month through the last day of each such calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.  Notwithstanding the foregoing, if Lender exercises its right to change the Payment Date to a New Payment Date in accordance with Section 2.2.5, then from and after such election, each Interest Period shall be the period from the New Payment Date in each calendar month through the day in the next succeeding calendar month immediately preceding the New Payment Date in such calendar month.

Interest Rate:  for any Interest Period, the Spread (which includes a servicing fee of five (5) basis points) plus LIBOR for such Interest Period (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

Inventory: as defined in the UCC, and including items which would be entered on a balance sheet under the line items for “Inventories” or “china, glassware, silver, linen and uniforms” under USALI.

Leases:  all leases, subleases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.  As used herein, the term “Leases” shall include any consulting, licensing or other similar agreements or arrangements with respect to the Property, including without limitation with respect to any food and/or beverage operations at the Property.  As used herein, the term “Leases” shall not include Hotel Transactions.

Lease Termination Payments:  (i)  all fees, penalties, commissions or other payments made to Owner in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (including in connection with any bankruptcy proceeding), (ii)  any security deposits or proceeds of letters of credit held by Owner in lieu of cash security deposits, which Owner is permitted to retain pursuant to the applicable provisions of any Lease and (iii)  any payments made to Owner relating to unamortized tenant improvements and leasing commissions under any Lease.

Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Owner, any Loan Document or all or part of the Collateral or the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

LIBOR:  with respect to any Interest Period, a floating interest rate per annum (rounded upwards to the next 1/100th of 1%) equal to the rate for U.S. dollar deposits with one month maturities which appears on Telerate Page 3750 as of 11:00 am, London time on the related Determination Date; provided, however, that if such rate does not appear on Telerate Page 3750, “LIBOR” shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the Loan, and with one month maturities, are offered in immediately available funds in the London Interbank Market to the London office of National Westminster Bank, Plc by leading banks in the Eurodollar market at 11:00 a.m., London time.  “Telerate Page 3750” means the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association interest settlement rates for U.S. Dollar deposits).  Any LIBOR determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one (1) hour of the time when such rate is first displayed by such Service.  For purposes hereof, (i) “Determination Date” shall mean, (A) with respect to the Initial Interest Period, the date which is two Eurodollar Business Days prior to the date hereof and (B) with respect to any other Interest Period, the date which is two Eurodollar Business Days prior to the fifth (5th) day of the calendar month occurring during such Interest Period; and (ii) “Eurodollar Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the City of London, England are closed for interbank or foreign exchange transactions.

Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting (i) all or any part of the Property or any interest therein, (ii) any direct or indirect interest in Owner, Borrower or Sole Member or (iii) all or part of the Collateral, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, lis pendens and mechanic’s, materialmen’s and other similar liens and encumbrances.

Liquidation Event:  (i) any Casualty to the Property or any material portion thereof, (ii) any Condemnation of the Property or any material portion thereof, (iii) a Transfer of the Property in connection with realization thereon following an Event of Default under the Senior Loan, including without limitation a foreclosure sale, or (iv) any refinancing or payoff of the Property or the Senior Loan permitted hereunder (including any refund of reserves on deposit with Senior Lender (but not disbursements therefrom)).

Loan Documents:  this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing, guarantying or providing other credit support or delivered to Lender in connection with the Loan, including the following, each of which is dated as of the date hereof:  (i) the Promissory Note made by Borrower to Lender in the principal amount equal to the Loan (the “Note”), (ii) the Pledge and Security Agreement (the “Pledge”) made by Borrower in favor of Lender which creates a security interest in the 100% ownership interest of Borrower in Owner (the “Pledged Collateral”), (iii) the Subordinate Deposit Account Agreement (the “Subordinate Deposit Account Agreement”) among Borrower, Lender, Manager and the Deposit Bank and (iv) the Guaranty of Recourse Obligations made by Guarantor (the “Recourse Guaranty”); as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 10.1.8).

Lockout Date:  December 1, 2006.

Management Agreement:  the management agreement between Owner and Manager, pursuant to which Manager is to manage the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.

Manager:  Morgans Hotel Group Management LLC, a Delaware limited liability company, or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.12 hereof.

Material Alteration: any alteration affecting structural elements of the Property the cost of which exceeds $1,000,000; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, (iii) alterations performed as part of a Restoration or (iv) the Initial Renovation Work, constitute a Material Alteration.

Maturity Date:  the date on which the final payment of principal of the Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

MG:  Morgans Group LLC, a Delaware limited liability company.

MHGC:  Morgans Hotel Group Co., a Delaware corporation.

Minimum Debt Yield Requirement:  a Debt Yield equal to:  (i) eight percent (8%), for the period from the date hereof through (but excluding) July 1, 2007, (ii) nine percent (9%), for the period from and including July 1, 2007 through (but excluding) July 1, 2008, (iii) ten percent (10%), for the period from and including July 1, 2008 through (but excluding) July 1, 2009, (iv) eleven percent (11%), for the period from and including July 1, 2009 through (but excluding) July 1, 2010 and (v) twelve percent (12%), for the period from and including July 1, 2010 throughout the remainder of the Term.

Net Liquidation Proceeds after Debt Service:  with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Owner in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) Lender’s and/or Senior Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) the costs incurred by Owner in connection with a restoration of the Property made in accordance with the Senior Loan Documents, (iii) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Senior Loan Documents to Senior Lender, (iv) in the case of a foreclosure sale, disposition or Transfer of the Property in connection with realization thereon following an Event of Default under the Senior Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such costs and expenses incurred by Senior Lender under the Senior Loan Documents as Senior Lender shall be entitled to receive reimbursement for under the terms of the Senior Loan Documents and (vi) in the case of a refinancing of the Senior Loan, such costs and expenses (including reasonable attorneys’ fees) of such refinancing as shall be reasonably approved by Lender.

Net Operating Income:  shall have the meaning set forth in the Senior Loan Agreement.

Officer’s Certificate:  a certificate delivered to Lender by Borrower, or on behalf of Borrower by an Affiliate which Controls Borrower which is signed by a senior executive officer of Borrower or an Affiliate which Controls Borrower, as the case may be.

Operating Expenses:  means, during any period of determination, without duplication, (i) any and all actual cash operating expenses relating to the operation of the Property during such period, (ii) the costs incurred for ordinary maintenance and repairs of, and necessary capital improvements to, the Property during such period (other than replacements of FF&E), but, in the case of necessary capital improvements, only to the extent that such costs are treated as current expenses in accordance with the GAAP, (iii) reserves paid during such period and (iv) the greater of (A) amounts actually expended during such period for the replacement of FF&E or (B) four percent (4%) of Gross Revenues for such period.  Operating Expenses shall not include any (w) expenses which are extraordinary in nature and which would, under GAAP, be considered “non-recurring”, (x) pre-opening expenses and expenses incurred in connection with the Initial Renovation Work, (y) amounts distributed from the Deposit Account into the Debt Service Subaccount, the Tax and Insurance Subaccount and the Security Deposit Subaccount and the pursuant to the Deposit Account Agreement, or (z) payments made to any Person that is an Affiliate of Borrower or Owner for materials or service to the Property to the extent that such payment is greater than that which would be paid for such materials or services pursuant to an arm’s length agreement with unaffiliated entities.

Other Charges:  all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

Owner:  MHG Scottsdale Holdings LLC, a Delaware limited liability company.

Payment Date:  the first (1st) day of each calendar month or, upon Lender’s exercise of its right to change the Payment Date in accordance with Section 2.2.5, the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the first Business Day thereafter).  The first Payment Date hereunder shall be July 1, 2006.

Permitted Encumbrances: (i) the Liens created by the Loan Documents, (ii) the Liens created by the Senior Loan Documents, (iii) all Liens and other matters disclosed in the Title Insurance Policy, (iv) Liens, if any, for Taxes or Other Charges not yet due and payable and not delinquent, (v) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within 30 days after Borrower or Owner first receives notice of such Lien and (vi) such other title and survey exceptions as Lender approves in writing in Lender’s discretion.

Permitted Transfers:

(i)    a Lease entered into in accordance with the Loan Documents;

(ii)   a Permitted Encumbrance;

(iii)  Hotel Transactions;

(iv)  transfers of publicly traded shares of capital stock in MHGC;

(v)   provided that no Event of Default shall then exist, a Transfer of a direct or indirect interest in Sole Member to any Person provided that:

(A)          such Transfer shall not (x) cause the transferee (other than MHGC and MG or an Approved Mezzanine Lender), together with its Affiliates, to acquire Control of Borrower or Sole Member or to increase its direct or indirect interest in Borrower or in Sole Member to an amount which equals or exceeds forty-nine percent (49%) or (y) result in Borrower or Sole Member no longer being Controlled by both of MHGC and MG (or an Approved Mezzanine Lender);

(B)           after giving effect to such Transfer, MHGC and MG shall each (or an Approved Mezzanine Lender) shall continue to own at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower;

(C)           if such Transfer would cause the transferee to increase its direct or indirect interest in Borrower or in Sole Member to an amount which equals or exceeds thirty percent (30%), Lender shall have approved in its reasonable discretion such proposed transferee, which approval shall be based upon Lender’s satisfactory determination as to the reputable character and creditworthiness of such proposed transferee, as evidenced by credit and background checks performed by Lender and such other financial statements and other information reasonably requested by Lender;

(D)          Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days prior to the date of such Transfer;

(E)           Such Transfer shall not cause a breach by Borrower of the single purpose bankruptcy remote provisions set forth in Section 5.13 hereof or;

(vi)          provided that no Event of Default shall then exist, a Transfer of a direct or indirect interest in Sole Member, which shall cause the transferee to increase its direct or indirect interest in Borrower or in Sole Member to an amount which equals or exceeds forty-nine percent (49%), provided that:

(A)          Such Transfer is first approved by Lender in its reasonable discretion (Lender hereby acknowledges that Sole Member intends to Transfer an interest in Sole Member to third party investors which may equal or exceed a forty-nine percent (49%) interest in Sole Member.  Accordingly, Lender will act reasonably and in good faith in granting or withholding its consent to any such Transfer);

(B)           After giving effect to such Transfer, MHGC and MG shall each (or an Approved Mezzanine Lender shall) continue to Control (in the sense of clause (ii) of the defined term “Control”) Borrower and Sole Member;

(C)           Borrower, at its sole cost and expense, shall have (1) delivered (or caused to be delivered) to Lender and, if such Transfer occurs after a Secondary Market Transaction, the applicable Rating Agencies, a substantive non-consolidation opinion with respect to Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies and (2) reimbursed Lender for all reasonable expenses incurred by it in connection with such Transfer; and

(D)          if such Transfer occurs after a Secondary Market Transaction, Borrower, at its sole cost and expense, shall have delivered (or caused to be delivered) to Lender and the applicable Rating Agencies, a Rating Comfort Letter.

Person:  any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan:  (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

Prepayment Premium:  (i) with respect to any repayment or prepayment of Principal (or acceleration of the Loan or application by Lender of any amounts in any Cash Management Account to Principal during an Event of Default) on or after the Lockout Date through and including June 30, 2007, an amount equal to one percent (1%) of the portion of the Principal being repaid or prepaid (or the amount of Principal so accelerated or amounts applied to Principal).  No Prepayment Premium shall be payable with respect to any repayment or prepayment of Principal (or acceleration of the Loan or amounts applied to Principal) occurring on or after July 1, 2007.

Property: the parcel of real property and Improvements thereon owned by Owner and encumbered by the Mortgage; together with all rights pertaining to such real property and Improvements.  The Property is located in Scottsdale, Arizona.

Rating Agency:  each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”) or any other nationally-recognized statistical rating organization to the extent any of the foregoing have been engaged by Lender or its designee in connection with or in anticipation of any Secondary Market Transaction.

Rating Comfort Letter:  a letter issued by each of the applicable Rating Agencies at Borrower’s sole cost and expense, which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Secondary Market Transaction.

Rents:  without duplication, all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all Lease Termination Payments, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Owner or any of their agents or employees, including without limitation, Manager, from any and all sources arising from or attributable to the Property and the Improvements, including all revenues and credit card receipts collected from or with respect to guest rooms, restaurants that are owned and operated by Borrower or on behalf of Borrower, bars that are owned and operated by Borrower or on behalf of Borrower, mini-bars, meeting rooms, banquet rooms and recreational facilities, parking charges, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower or any of their agents or employees, including, without limitation, Manager, of the hotel or the commercial space located in the Improvements or acquired from others (including from the rental of any office space, retail space, guest rooms or other space, halls, stores and offices, and deposits securing reservations of such space to the extent Borrower is entitled to retain such deposits), health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales, and proceeds, if any, from business interruption or other loss of income insurance.

Sales and Occupancy Taxes:  sales, use or occupancy or other taxes on charges for the use of guest rooms required to be paid to any Governmental Authority.

Security Documents:  collectively, (i) the Pledge, (ii) a notice of pledge to Owner, (iii) all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests in personal property created pursuant to the Security Documents, (iv) the Pledged Securities and (v) all other documents and agreements executed or delivered to Lender by Borrower in connection with any of the foregoing documents.

Senior Deposit Account: the “Deposit Account” established pursuant to the terms of the Senior Loan Agreement (as such term is defined in Section 3.1 of the Senior Loan Agreement).

Senior Deposit Account Agreement:  the Deposit Account Agreement dated the date hereof among Owner, Senior Lender, Manager and the Deposit Bank.

Senior Lender:  Greenwich Capital Financial Products, Inc., or any successor holder of the Senior Loan.

Senior Loan:  the $22,000,000 mortgage loan made by Senior Lender to Owner in accordance with the Senior Loan Agreement.

Senior Loan Agreement:  the Loan Agreement dated as of the date hereof between Senior Lender and Owner, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, with the consent of Lender.

Senior Loan Documents:  the “Loan Documents” as defined in the Senior Loan Agreement.

Senior Note:  the Promissory Note dated the date hereof in the original principal amount of $22,000,000 made by Owner and payable to Senior Lender.

Servicer:  a servicer selected by Lender to service the Loan, including any “master servicer” or “special servicer” appointed under the terms of any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction.

Sole Member:  Morgans Group LLC, a Delaware limited liability company, the sole member of Borrower.

Spread:  2.30%.

Spread Maintenance Premium:  with respect to any payment or prepayment of Principal (or acceleration of the Loan or application of any amounts in any Cash Management Account to Principal during an Event of Default) prior to the Lockout Date, an amount equal to the product of the following: (A) the amount of such prepayment (or the amount of Principal so accelerated or amounts in any Cash Management Account applied to Principal during an Event of Default), multiplied by (B) the Spread, multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of months difference between the First Extended Maturity Date (whether or not the extension option is exercised pursuant to Section 2.8 hereof) and the date such prepayment occurs (or the next succeeding Payment Date through which interest has been paid by Borrower) and a denominator equal to twelve (12).

State:  the state in which the Property is located.

Stated Maturity Date: June 1, 2008, as the same may be extended pursuant to Section 2.8, and as such date may be changed in accordance with Section 2.2.5.

Subordinate Deposit Account:  an Eligible Account at the Deposit Bank controlled by Lender.

Taxes:  all real estate and personal property taxes, assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees, now or hereafter levied or assessed or imposed against all or part of the Property.

Term:  the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

Third Party Disbursements:  to the extent actually deposited in the Clearing Account, (i) receivables, receipts, revenues, and/or deposits with respect to gift shop, laundry and parking facilities and movie rentals or other facilities at the Property operated through unaffiliated third party contracts, which Borrower is contractually obligated to collect on behalf of third parties that are not Affiliates of Borrower, Sole Member, Manager or Guarantor which are to be, and actually have been, paid to such third parties, (ii) gratuities or service charges or other similar receipts which are to be paid to any employees of Manager or persons occupying similar positions for performing similar duties and which are actually paid over to such persons and (iii) Sales and Occupancy Taxes.

Transfer:  (i) any sale, conveyance, transfer, Lease or assignment, or the entry into any agreement to sell, convey, transfer, lease or assign, whether by law or otherwise, of, on, in or affecting (w) all or part of the Property (including any legal or beneficial direct or indirect interest therein), (x) all or any part of the Collateral, (y) any direct or indirect interest in Borrower or Owner (including any profit interest or rights to distributions of cash), or (z) any direct or indirect interest in Sole Member or (ii) any change of Control of Borrower, Owner or Sole Member.  For purposes hereof, (i) a Transfer of an interest in Borrower or Owner or Sole Member shall be deemed to include (A) if Borrower or Owner or Sole Member or controlling shareholder of Borrower or Owner or Sole Member is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions by which an aggregate of more than 10% of such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation and (B) if Borrower, Owner, Sole Member or controlling shareholder of Borrower, Owner or Sole Member is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member and (ii) a change of Control of Borrower or Owner or Sole Member shall be deemed to have occurred if (A) there is any change in the identity of any individual or entity or any group of individuals or entities who have the right, by virtue of any partnership agreement, articles of incorporation, by-laws, articles of organization, operating agreement or any other agreement, with or without taking any formative action, to cause Borrower or Owner (or Sole Member) to take some action or to prevent, restrict or impede Borrower (or Sole Member) from taking some action which, in either case, Borrower or Owner (or Sole Member) could take or could refrain from taking were it not for the rights of such individuals or (B) the individual or entity or group of individuals or entities that Control Borrower or Owner (and Sole Member) as described in clause (A) ever cease to own at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower or Owner (and Sole Member).

UCC:  the Uniform Commercial Code as in effect in the State of Delaware.

USALI:  Uniform System of Accounts for the Lodging Industry, 9th edition (or most current edition adopted by Borrower).

Welfare Plan:  an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

1.2          Index of Other Definitions. The following terms are defined in the sections or Loan Documents indicated below:

“Acceptable Counterparty” - 2.6.1

“Additional Advance Shortfall” - 2.9.2

“Annual Budget” - 6.3.5

“Applicable Taxes” - 2.2.3

“Approved Annual Budget “ - 6.3.5

“Approved Capital/FF&E Budget” - 6.3.5

“Approved Operating Budget” - 6.3.5

“Award” - 7.3.2

“Bankruptcy Proceeding” - 4.7

“Borrower’s Recourse Liabilities” - 11.1

“Cash Management Accounts” - 3.3

“Casualty” - 7.2.1

“Clearing Account” - Senior Loan Agreement

“Clearing Account Agreement” - Senior Loan Agreement

“Condemnation” - 7.3.1

“Consumer Price Index” - 7.1.1

“Disclosure Document” - 10.1.2

“Easements” - 4.14

“Eligible Account” — Subordinate Deposit Account Agreement

“Environmental Laws” - 4.21

“Equipment” - Mortgage

“Event of Default” - 8.1

“Exchange Act” - 10.1.2

“First Extended Maturity Date” - 2.8

“Fitch” - 1.1 (Definition of Rating Agency)

“Future Funding Obligations” - 11.25

“GCM Group” - 10.1.3

“Government Lists” - 5.32

“Hazardous Substances” -  4.21

“Holder” - 11.25

“Improvements” - Mortgage

“Indemnified Liabilities” - 5.31

“Indemnified Party” - 5.31

“Independent Director” - Schedule 4

“Initial Advance” — 2.1

“Initial Interest Period” - 1.1 (Definition of Interest Period)

“Insurance Premiums” - 7.1.2

“Insured Casualty” - 7.2.2

“Intercreditor Agreement” - 9.8

“Interest Rate Protection Agreement” - 2.6.1

“Issuer” - 10.1.3

“Late Payment Charge” - 2.5.3

“Lender’s Consultant” - 5.8.1

“Liabilities” - 10.1.3

“Licenses” - 4.11

“Loan” - 2.1

“Moody’s” - 1.1 (Definition of Rating Agency)

“Mortgage” - Senior Loan Agreement

“New Payment Date”- 2.2.5

“Note” - 1.1 (Definition of Loan Documents)

“Notice” - 6.1

“O & M Program” - 5.8.3

“OFAC” - 5.31

“Patriot Act” - 5.31
“Patriot Act Offense” - 5.31

“Permitted Equipment Financing” - 5.22

“Permitted Indebtedness” - 5.22

“Permitted Investments” - Subordinate Deposit Account Agreement

“Pledge” - Section 1.1. (Definition of Loan Documents)

“Pledged Collateral” - Section 1.1. (Definition of Loan Documents)

“Pledged Securities” - Pledge

“Policies” - 7.1.2

“Principal” - 2.1

“Proceeds” - 7.2.2

“Proposed Material Lease” - 5.10.2

“Provided Information” - 10.1.1

“Qualified Carrier” - 7.1.1

“Registration Statement” - 10.1.3

“Remedial Work” - 5.8.2

“Renovation/Re-Branding Reserve Subaccount” - 3.2.2

“Rent Roll” - 4.16

“Recourse Guaranty” — 1.1 (Definition of Loan Documents)

“Required Records” - 6.3.6

“Required Repairs” - Senior Loan Agreement

“Restoration” - Senior Loan Agreement

“S&P” - 1.1 (Definition of Rating Agency)

“Second Extended Maturity Date” - 2.8

“Secondary Market Transaction” - 10.1.1

“Securities” - 10.1.1

“Securities Act” - 10.1.2

“Special Purpose Bankruptcy Remote Entity” - 5.13

“Springing Recourse Event” - 11.1

“Subaccounts” - 3.1

“Subordinate Deposit Account Agreement” - Section 1.1 (Definition of Loan Documents)

“Terrorism Premium Cap” - 7.1.1

“Third Extended Maturity Date” - 2.8

“Title Insurance Policy” - Senior Loan Agreement

“Toxic Mold” - 4.21

“Underwriter Group” - 10.1.3

“Underwriters” - 10.1.3

1.3          Principles of Construction.  Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word “including” means “including but not limited to,” (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP and (vi) all references to the Senior Loan Agreement, the Senior Note or any other Senior Loan Document shall mean the

Senior Loan Agreement, the Senior Note or such other Senior Loan Document as in effect on the date hereof, as each of the same may hereafter be amended, restated, replaced, supplemented or otherwise modified, but only to the extent that Lender has consented to the foregoing pursuant to Section 9.4 of this Agreement.

2.             GENERAL LOAN TERMS

2.1          The Loan.  Lender is making a loan (the “Loan”) to Borrower on the date hereof, in the original principal amount (the “Principal”) of up to $18,000,000.  The Loan shall consist of an initial advance of $13,000,000 (the “Initial Advance”) made on the date hereof, and subject to and upon the terms and conditions of this Agreement, additional advances (each, an “Additional Advance”) in a maximum principal amount of up to $5,000,000, which shall be made in a series of advances as more particularly described in Section 2.9 hereof.  Lender’s obligation to make any Additional Advance after the date hereof is subject to the applicable terms, conditions and limitations set forth in this Agreement.  No amount repaid in respect of the Loan (or any portion thereof) may be reborrowed.  The Loan shall mature on the Stated Maturity Date.  Borrower acknowledges receipt of the Initial Advance, the proceeds of which are being and shall be used to (i) return capital to direct and indirect owners of Borrower used to acquire the Property, (ii) fund certain of the Subaccounts, and (iii) pay transaction costs.  Any excess proceeds may be used for any lawful purpose.

2.2          Interest; Monthly Payments.

2.2.1       Generally.  From and after the date hereof, interest on the unpaid Principal shall accrue at the Interest Rate and be payable as hereinafter provided.  On the date hereof, Borrower shall pay interest on the unpaid Principal from the date hereof through and including May 31, 2006.  On July 1, 2006 and each Payment Date thereafter through and including the Maturity Date, Borrower shall pay interest on the unpaid Principal which has accrued through the last day of the Interest Period immediately preceding such Payment Date.  The outstanding principal balance of the Loan and all accrued and unpaid interest shall be due and payable on the Maturity Date.  If the Loan (or any portion thereof) is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Borrower shall also pay interest that would have accrued on such repaid Principal to but not including the next Payment Date.

2.2.2       Default Rate.  After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

2.2.3       Taxes.  Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.3 as “Applicable Taxes”).  If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply:  (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.  Payments pursuant to this Section 2.2.3 shall be made within twenty (20) days after the date Lender makes written demand therefor.

2.2.4       Breakage Indemnity.  Borrower shall indemnify Lender against any loss or expense which Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Payment Date and (ii) any default in payment or prepayment of the Principal or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise).  Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.2.4, which statement shall be binding and conclusive absent manifest error.  Borrower’s obligations under this Section 2.2.4 are in addition to Borrower’s obligations to pay any Spread Maintenance Premium and Prepayment Premium applicable to a payment or prepayment of Principal.

2.2.5       New Payment Date.  Lender shall have the right, to be exercised not more than once during the term of the Loan, to change the Payment Date to a date other than the first (1st) day of each month (a “New Payment Date”), on 30 days’ written notice to Borrower; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly interest payments, except that the first payment of interest payable on the New Payment Date shall be accompanied by interest at the interest rate herein provided for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date, and (ii) shall extend the Stated Maturity Date to the New Payment Date occurring in the month set forth in the definition of Stated Maturity Date.

2.3          Loan Repayment.

2.3.1       Repayment.  Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents.  Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority:  First, accrued and unpaid interest at the Interest Rate; Second, to Principal; and Third, to the Prepayment Premium, if any, and any other amounts then due and owing under the Loan Documents, including the Spread Maintenance Premium (if such repayment or prepayment occurs prior to the Lockout Date).  If prior to the Stated Maturity Date the Debt is accelerated by reason of an Event of Default or any amounts in any Cash Management Account are applied by Lender to Principal by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Spread Maintenance Premium or Prepayment Premium applicable to such Principal so accelerated.  During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Collateral (or any portion thereof) (whether through foreclosure or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender’s discretion.

2.3.2       Mandatory Prepayments.

(a)   In the event of any Liquidation Event, Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Subordinate Deposit Account, which shall then be applied by Lender on the next succeeding Payment Date towards the amount necessary to fully repay the Loan including all interest accrued to the date of prepayment and any other sums then due and payable by Borrower to Lender.  Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower.

(b)   Borrower shall notify Lender of any Liquidation Event not later than one Business Day following the first date on which Borrower has knowledge of such event.  Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing has been entered into.  The provisions of this Section 2.3.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Senior Loan or Transfer of the Property set forth in this Agreement and the other Loan Documents.

2.3.3       Optional Prepayments.  Notwithstanding anything herein or in any other Loan Documents to the contrary, except as the result of an acceleration of the Stated Maturity Date or if expressly provided under Section 2.3.2 hereof, Borrower may not voluntarily prepay the Loan, in whole or in part, prior to the Lockout Date.  At any time on or subsequent to the Lockout Date, Borrower shall have the right to prepay all or, provided no Event of Default has occurred and is continuing, any portion of the Principal on any Payment Date provided that Borrower gives Lender at least thirty (30) days prior written notice thereof and such prepayment is accompanied by the Prepayment Premium applicable thereto.  If any such prepayment is not made on a Payment Date, Borrower shall also pay interest that would have accrued on such prepaid Principal to but not including the next Payment Date.

2.4          Release of Collateral.  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release the Liens of the Pledge and other Security Documents if not theretofore released.

2.5          Payments and Computations.

2.5.1       Making of Payments.  Each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 2:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.  Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter.  All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.

2.5.2       Computations.  Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.5.3       Late Payment Charge.  If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of 5% of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Such amount shall be secured by the Loan Documents.

2.6          Interest Rate Protection Agreements.

2.6.1       Interest Rate Protection Agreement. As of the date hereof, Borrower has entered into, made all payments required under, and satisfied all conditions precedent to the effectiveness of, an interest rate protection agreement that satisfies all of the following conditions (such interest rate protection agreement together with (i) any extension thereof or (ii) any other interest rate protection agreement entered into pursuant to Section 2.8, being referred to herein as the “Interest Rate Protection Agreement”):

(1)   the Interest Rate Protection Agreement is with a financial institution having a long term, unsecured and unsubordinated debt rating of at least “AA-” by S&P and “Aa2” by Moody’s (an “Acceptable Counterparty”); has a term ending no earlier than the Stated Maturity Date; is an interest rate cap in respect of a notional amount not less than the maximum principal amount of the Loan that shall have the effect of capping LIBOR at six percent (6%) per annum; and provides that the only obligation of Borrower thereunder is the making of a single payment upon the execution and delivery thereof.

(2)   Borrower’s interest in such Interest Rate Protection Agreement has been assigned to Lender pursuant to documentation satisfactory to Lender in form and substance, and the counterparty to such Interest Rate Protection Agreement has executed and delivered to Lender an acknowledgment of such assignment, which acknowledgment includes such counterparty’s agreement to pay directly into the Subordinate Deposit Account all sums payable by such counterparty pursuant to the Interest Rate Protection Agreement and shall otherwise be satisfactory to Lender in form and substance.

(3)   In connection with an Interest Rate Protection Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (in-house or independent) for the issuer of the Interest Rate Protection Agreement (upon which Lender and its successors and assigns may rely) which shall provide in relevant part, that: (a) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement; (b) the execution and delivery of the Interest Rate Protection Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (c) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Protection Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (d) the Interest Rate Protection Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(4)   In the event of any downgrade, withdrawal or qualification of the rating of the issuer of the Interest Rate Protection Agreement below “A+” by S&P and “Aa3” by Moody’s, Borrower shall replace the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement from an Acceptable Counterparty (with terms identical to the Interest Rate Protection Agreement being replaced, or otherwise approved by Lender in its reasonable discretion and the Rating Agencies) not later than twenty (20) days following receipt of notice from Lender or the Servicer of such downgrade, withdrawal or qualification.

2.6.2       Execution of Documents.  Borrower shall promptly execute and deliver to the counterparty of the Interest Rate Protection Agreement such confirmations and agreements as may be requested by such counterparty in connection with such Interest Rate Protection Agreement.

2.6.3       No Obligation of Lender.  Borrower agrees that Lender shall not have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Interest Rate Protection Agreement (including any duty to provide or arrange any Interest Rate Protection Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Interest Rate Protection Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto).  No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

2.6.4       Receipts from Interest Rate Protection Agreements.  All payments made by the counterparty to the Interest Rate Protection Agreement shall be deposited into the Subordinate Deposit Account and applied in the same manner as Rents are applied under Section 3.4.

2.7          Fees; Spread Maintenance Premium.

2.7.1       Origination/Advance Fees.  On the date hereof, Borrower shall pay to Lender an origination fee of $130,000.00.  In addition, concurrently with the making of each Additional Advance hereunder, Borrower shall pay to Lender an advance fee of one percent (1%) of the amount of each such Additional Advance.

2.7.2       Spread Maintenance Premium /Prepayment Premium.  Upon any repayment or prepayment of Principal (including in connection with an acceleration of the Loan or the application by Lender of any amounts in any Cash Management Account to Principal by reason of an Event of Default) made prior to the Lockout Date, Borrower shall pay to Lender on the date of such repayment or prepayment (or acceleration of the Loan or application by Lender) the Spread Maintenance Premium applicable thereto.  Upon any repayment or prepayment of Principal (including in connection with an acceleration of the Loan or the application by Lender of any amounts in any Cash Management Account are applied to Principal by reason of an Event of Default) made on or subsequent to Lockout Date, Borrower shall pay to Lender on the date of such repayment or prepayment the Prepayment Premium applicable thereto.  All Spread Maintenance Premium and Prepayment Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

2.8          Extension Options.  Borrower shall have the right, at its option, to extend the Term until (i) June 1, 2009 (the “First Extended Maturity Date”), (ii) June 1, 2010 (the “Second Extended Maturity Date”) and (iii) June 1, 2011 (the “Third Extended Maturity Date”) by giving notice of such extension to Lender at least fifteen (15) days prior to (i) the originally scheduled Stated Maturity Date, in the case of extending the Term until the First Extended Maturity Date, (ii) the First Extended Maturity Date, in the case of extending the Term until the Second Extended Maturity Date and (iii) the Second Extended Maturity Date, in the case of extending the Term until the Third Extended Maturity Date.  Upon receipt of such request to extend the Term until the First Extended Maturity Date, the Second Extended Maturity Date or the Third Extended Maturity Date, as the case may be, Lender will promptly confirm to Borrower in writing whether or not the Stated Maturity Date will be so extended, which extension will be granted upon the satisfaction of each of the following conditions (as applicable):

(a)   no Event of Default exists at the time such request is made and on the originally scheduled Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable;

(b)   Borrower delivers to Lender an Officer’s Certificate confirming the accuracy of the information contained in clause (a) above;

(c)   on or prior to the originally scheduled Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as the case may be, Borrower either (i) extends the term of the Interest Rate Protection Agreement to a date not earlier than the First Extended Maturity Date, the Second Extended Maturity Date or the Third Extended Maturity Date, as applicable, or (ii) enters into a new interest rate protection agreement which expires no earlier than the First Extended Maturity Date, the Second Extended Maturity Date or the Third Extended Maturity Date, as applicable, and which extension or new agreement is in respect of a notional amount of the then outstanding Principal and is otherwise on the same terms set forth in Section 2.6.1 hereof and has the effect of capping LIBOR at six percent (6%) per annum;

(d)   in the case of extending the Term until the Second Extended Maturity Date, the Debt Yield for the twelve (12)-month period ending May 31, 2009 (or the most recently completed twelve (12)-month period for which information is available) is at least twelve percent (12%);

(e)   in the case of extending the Term until the Third Extended Maturity Date, the Debt Yield for the twelve (12)-month period ending May 31, 2010 (or the most recently completed twelve (12)-month period for which information is available) is at least thirteen percent (13%);

(f)    if the option to extend the Term until the Second Extended Maturity Date is exercised, Borrower shall pay to Lender on the First Extended Maturity Date, an extension fee in an amount equal to one quarter of one percent (0.25%) of the then-outstanding Principal;

(g)   if the option to extend the Term until the Third Extended Maturity Date is exercised, Borrower shall pay to Lender on the Second Extended Maturity Date, an extension fee in an amount equal to one quarter of one percent (0.25%) of the then-outstanding Principal;

(h)   Borrower shall have paid to Lender all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with any such extension; and

(i)    If requested by Lender, Borrower and Guarantor shall execute and deliver such documents as Lender may reasonably request to confirm the continued validity of the Loan Documents and the continued validity, perfection and priority of the Liens thereof as so extended.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Stated Maturity Date hereunder.

2.9          Additional Advances.

2.9.1       Conditions Precedent.  Lender shall, from time to time, make Additional Advances to be used solely to pay or reimburse Borrower for Approved Renovation/Re-Branding Expenses at the Property; provided the following conditions precedent are satisfied:

(a)   Lender receives a notice of borrowing in the form of Schedule 7 at least ten (10) Business Days before the date, and again on the date, the proposed Additional Advance is to be made;

(b)   Both immediately prior to the making of the Additional Advance and after giving effect thereto, no Default or Event of Default shall be continuing;

(c)   The representations and warranties made by Borrower in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of the Additional Advance with the same force and effect as if made on and as of such date;

(d)   There shall be no more than one Additional Advance during any calendar month;

(e)   In no event will the aggregate amount of the requested Additional Advance, together with all prior Additional Advances previously made by Lender exceed $5,000,000;

(f)    With respect to any Additional Advance, such Additional Advance will be used solely to make a contribution to Owner for Owner to pay for (or to reimburse Owner for) Approved Renovation/Re-Branding Expenses at the Property;

(g)   Lender shall have received (i) a title search showing that since the making of the last Additional Advance there has been no change in the state of title to the Property and no survey exceptions with respect to the Property not theretofore approved by Lender, together with other evidence satisfactory to Lender that no mechanic’s Liens or other Liens have been filed and remain filed with respect to the Property and (ii) an endorsement to the applicable UCC Insurance Policy, which endorsement shall have the effect of (x) updating the effective date of such UCC Insurance Policy to the date of the making of the Additional Advance and (y) increasing the coverage of such UCC Insurance Policy by an amount equal to the amount of the Additional Advance;

(h)   All fees and expenses payable to Lender, including the fees and expenses referred to in Sections 2.7 and 5.30, to the extent then due and payable, shall have been (or contemporaneously are being) paid in full, and all title premiums and other title and survey charges shall have been (or contemporaneously are being) paid in full;

(i)    Lender shall have received reasonably satisfactory evidence that all permits, licenses and approvals required for any work associated with such requested disbursement have been obtained and are in full force and effect;

(j)    To the extent reasonably requested by Lender, Lender shall have received such affidavits and certificates as to such matters as Lender may reasonably request, including certificates of the approved architect or engineer, if applicable, or, of a construction consultant retained by Lender at Borrower’s expense in connection with any work that (1) all of the work completed has been done substantially in compliance with the plans and specifications and applicable Legal Requirements, and (2) the disbursement of such Additional Advance is required to reimburse payments of costs incurred for Approved Renovation/Re-Branding Expenses or to pay costs incurred for Approved Renovation/Re-Branding Expenses due to, contractors, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials or paying for such work;

(k)   Borrower shall have delivered (or shall have caused Owner to deliver) to Lender lien waivers (conditional or otherwise) executed and delivered by the general contractor and all subcontractors, materialmen and other Persons requested by Lender for all work for which a Additional Advance has previously been made or for which the Additional Advance in question is being requested;

(l)    To the extent reasonably requested by Lender, Lender shall have received from Borrower an Officer’s Certificate: (1) certifying that all work relating to work performed on or prior to the date of the certificate has been completed in a good and workmanlike manner in accordance with all Legal Requirements, (2) identifying each Person that supplied labor or materials with respect to such capital improvement, (3) stating that each general contractor and architect retained for any work are reputable and licensed or otherwise authorized to do business in the State and have been engaged pursuant to arms’ length agreements entered into on market terms and conditions and (4) stating that each such Person has been or upon receipt of the requested Additional Advance will be paid in full for work for which a Additional Advance has been made or is being requested;

(m)  [Intentionally Deleted];

(n)   When such work has been completed, Lender shall have received a copy of any certificate or certificates required by law to render occupancy of the Improvements legal;

(o)   Lender shall have received such other documents relating to the Property or the Additional Advance as Lender may reasonably request; and

(p)   If necessary, Borrower shall have either (1) (x) obtained a new Interest Rate Protection Agreement satisfying each of the terms and conditions set forth in Section 2.6 hereof and in a notional amount equal to the outstanding principal balance of the Loan after giving effect to the applicable Additional Advance and (y) shall have delivered to Lender an Assignment of Interest Rate Protection Agreement on Lender’s then standard form with respect to such new Interest Rate Protection Agreement or (2) increased the notional amount under any existing Interest Rate Protection Agreement by an amount equal to the applicable Additional Advance, which Interest Rate Protection Agreement shall otherwise remain on the same terms and shall continue to satisfy the conditions set forth in Section 2.6 hereof.  If an Interest Rate Protection Agreement satisfying each of the terms and conditions set forth in Section 2.6 hereof is, already (i.e., prior to the Additional Advance in question), in a notional amount equal to the then outstanding principal balance of the Loan (after giving effect to the Additional Advance in question) and an Assignment of Interest Rate Protection Agreement on Lender’s then standard form with respect to such Interest Rate Protection Agreement is already (i.e., prior to the Additional Advance in question) in effect, the conditions set forth in this clause (p) shall be deemed satisfied.

2.9.2       Additional Advances.  It is the intention of Lender and Borrower that the entire amount of the Additional Advance (i.e., $5,000,000) shall be requested by Borrower on or before October 31, 2006.  If for any reason on October 31, 2006, Lender has not made Additional Advances in an aggregate amount of $5,000,000, provided no Default or Event of Default is then continuing and provided the conditions set forth in clauses (g) and (h) of Section

2.9.1 above have theretofore been, or simultaneously will be, satisfied, Lender shall fund the amount by which $5,000,000 exceeds the aggregate amount of the Additional Advances theretofore funded by Lender prior to October 31, 2006 (the “Additional Advance Shortfall”), which Additional Advance Shortfall shall be deposited by Lender into the Renovation/Re-Branding Reserve Subaccount and thereafter be disbursed and applied in accordance with the terms and provisions of Section 3.2.2 hereof.  Borrower shall have no right to request, and Lender shall have no obligation to fund, any Additional Advance after October 31, 2006.

2.9.3       Optional Disbursements.

(a)   If any or all conditions precedent to making an Additional Advance have not been satisfied on the date such Additional Advance was requested to be made, Lender may, at its sole option (i) waive so many of such conditions precedent as it may elect, and/or (ii) disburse only that portion of the requested Additional Advance for which all of the conditions precedent have been satisfied.  To the extent Lender makes an Additional Advance for which any of the conditions precedent have not been satisfied, the making of such Additional Advance shall constitute a waiver of such unsatisfied conditions for such Additional Advance (but not for any other Additional Advance), unless otherwise set forth in a written notice from Lender to Borrower.

(b)   Upon the occurrence and during the continuance of a Default or an Event of Default, Lender shall have the right (but no obligation) to make any or all Additional Advances directly to contractors or any other Person to whom payment is due with respect to any Approved Renovation/Re-Branding Expenses.  The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable direction and authorization to so disburse any such Additional Advance.  No further direction or authorization from Borrower shall be necessary or required for such direct disbursements and all such disbursements shall satisfy pro tanto the obligations of Lender hereunder and shall be secured by the applicable Loan Documents as fully as if made directly to Borrower, regardless of the disposition thereof by the payee.

(c)   Lender shall have the right (but not the obligation), by its own action (and without any request therefor by Borrower), to disburse to itself (or retain from) any Additional Advance amounts to pay interest, fees and any other sums then due and payable to Lender pursuant to the Loan Documents, after Borrower’s failure to make such payments in accordance with the terms and provisions of the Loan Documents.

3.             CASH MANAGEMENT AND RESERVES

3.1          Cash Management Arrangements.  Borrower shall cause Owner to cause all Rents to be deposited and applied in accordance with the Senior Loan Documents.  Borrower shall cause Owner to cause all Rents to be deposited and applied in accordance with the Senior Loan Documents.  All funds deposited by the Deposit Bank into the Subordinate Deposit Account shall be deemed to be a distribution from Owner to Borrower and shall be applied and disbursed in accordance with this Agreement and the Subordinate Deposit Account Agreement.  The Subordinate Deposit Account and all subaccounts established by Lender therein (which may be ledger or book entry accounts and not actual accounts) shall at all times be Eligible Accounts (such subaccounts are referred to herein as “Subaccounts”).  The Subordinate Deposit Account and any Subaccount will be under the sole control and dominion of Lender, and neither Borrower, Owner nor Manager nor any person claiming by or through Borrower or Manager shall have any right of withdrawal therefrom.  Borrower shall pay for all expenses of opening and maintaining all of the above accounts.  If, at any time during the Term, Senior Lender is not requiring Owner to comply with the cash management arrangements set forth in Section 3.1 of the Senior Loan Agreement and the Clearing Account Agreement and the Senior Deposit Account Agreement (or the Senior Loan has been refinanced or otherwise repaid in full in accordance with the terms of this Agreement), then Lender shall have the right, at its option, to require such cash management arrangements, substantially in accordance with the provisions of the foregoing.

3.2          Reserves.

3.2.1       General.  If, at any time during the Term, Senior Lender is not requiring Owner to make the required deposits required under Article 3 of the Senior Loan Agreement (or the Senior Loan has been refinanced or otherwise repaid in full in accordance with the terms of this Agreement), including pursuant to Sections 3.3, 3.4 or 3.6 of the Senior Loan Agreement, then Lender shall have the right, at its option, to require Borrower to make such required deposits to Lender, in which case such deposits shall be made by Borrower and held in Subaccounts and disbursed by Lender substantially in accordance with the provisions of such applicable sections of the Senior Loan Agreement (including Section 3.11(a) of the Senior Loan Agreement governing priority and order of application).

3.2.2       Renovation/Re-Branding Reserve.  Any amounts advanced by Lender pursuant to Section 2.9.2 hereof constituting the Additional Advance Shortfall shall be transferred by Lender into a Subaccount (the “Renovation/Re-Branding Reserve Subaccount”).  Provided each of the conditions and deliveries precedent set forth in Section 2.9.1 hereof have been satisfied or delivered (other than clause (g) if the same has theretofore been satisfied), Lender shall disburse funds held in the Renovation/Re-Branding Reserve Subaccount to Borrower, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000 to be used solely to make capital contributions to Owner for Owner to pay (or to reimburse Owner for the prior payment of) Approved Renovation/Re-Branding Expenses at the Property.  Any such disbursement of more than $25,000 to pay (rather than reimburse) Approved Renovation/Re-Branding Expenses may, at Lender’s option, be made by joint check payable to Owner and the payee on such Approved Renovation/Re-Branding Expenses.

3.3          Grant of Security Interest; Application of Funds.  As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all payments to or monies held in or credited to the Subordinate Deposit Account and all Subaccounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”) and in and to all payments or monies held in the Cash Management Accounts.  Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Notwithstanding the foregoing, Lender acknowledges that the security interest granted to Lender hereunder and pursuant to the other Loan Documents with respect to Third Party Disbursements is granted subject to the right, title and interest of any third party that is not an Affiliate of Borrower, Sole Member or Guarantor in and to such Third Party Disbursements.  Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Security Documents or exercise its other rights under the Loan Documents.  Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.  All interest which accrues on the funds in any Cash Management Account shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued.  Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly disbursed to Borrower.

3.4          Cash Flow Allocation.

(a)   All amounts deposited into the Subordinate Deposit Account during the immediately preceding Interest Period shall be applied on each Payment Date as follows in the following order of priority:

(i)    First, to pay the monthly portion of the fees charged by the Deposit Bank in accordance with the Subordinate Deposit Account Agreement;

(ii)   Second, to Lender to pay the interest due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.4, then due to Lender under the Loan Documents);

(iii)  Third, to Lender, for purposes of funding any reserves, if required under Section 3.2;

(iv)  Fourth, provided (A) no Event of Default is continuing and (B) sufficient funds exist in the Subordinate Deposit Account, to pay, in accordance with Borrower’s instructions, any management, franchise, chain service or other similar fees payable to any Affiliate of Owner, Borrower, Guarantor or Manager; and

(v)   Lastly, payments to Borrower of any remaining amounts.

(b)   The failure of Borrower to make all of the payments required under clauses (i) through (iii) of Section 3.4(a) in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Subordinate Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default.

(c)          Notwithstanding anything to the contrary contained in this Section 3.4, after the occurrence of an Event of Default, Lender may apply all amounts deposited into the Subordinate Deposit Account to the Debt in such order and in such manner as Lender shall elect in Lender’s sole and absolute discretion.  Lender’s right to so apply such funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

4.                                      REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 1 with reference to a specific Section of this Article 4:

4.1                               Organization; Special Purpose.  Each of Borrower, Owner and Sole Member has been duly formed or organized and is validly existing and in good standing under the laws of the state of its formation or organization, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged.  Each of Borrower, Owner and Sole Member is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations.  Each of Borrower, Owner is a Special Purpose Bankruptcy Remote Entity.

4.2                               Proceedings; Enforceability.  Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents.  The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity.  The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury.

4.3                               No Conflicts.  The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby (x) do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower or Owner pursuant to the terms of, any agreement or instrument to which Borrower or Owner is a party or by which its property is subject, and (y) do not result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Owner or any of their respective properties.  Neither Owner’s nor Borrower’s rights under the Licenses and the Management Agreement will be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, or the exercise of any remedies by Lender.  Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.

4.4                               Litigation.  There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or, to Borrower’s best knowledge, threatened against or affecting Borrower, Owner or the Property, which, if adversely determined, could reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out its obligations under the Loan Documents), Owner or the use, value, condition or ownership of the Property or the Collateral.

4.5                               Agreements.  Neither Borrower nor Owner is a party to any agreement or instrument or subject to any restriction which could be reasonably expected to adversely affect Borrower or Owner or the Property, or Borrower’s or Owner’s business, properties, operations or condition, financial or otherwise.  Neither Borrower nor Owner is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it, the Collateral or the Property is bound.

4.6                               Title.  Owner has good, marketable and indefeasible title in fee to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances.  The Pledge, together with any UCC Financing Statements required to be filed in connection therewith, will create a valid, perfected first priority liens on the Borrower’s interest in the Pledged Collateral, all in accordance with the terms thereof.  The Permitted Encumbrances do not materially adversely affect the value, operation or use of the Property, or Borrower’s ability to repay the Loan.  No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property.  To Borrower’s best knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.  There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property.  The survey for the Property delivered to Senior Lender does not fail to reflect any material matter affecting the Property or the title thereto.  All of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon any of the Improvements, except those insured against by the Title Insurance Policy.  Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments.

4.7                               No Bankruptcy Filing.  Neither Owner nor Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or Owner.  In addition, neither Borrower nor Sole Member nor Owner nor any principal nor Affiliate of Borrower or Sole Member or Owner has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

4.8                               Full and Accurate Disclosure.  No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading.  There is no material fact presently known to Borrower that has not been disclosed to Lender which adversely affects, or, could be reasonably be expected to adversely affect, the Property, the Pledged Collateral or the business, operations or condition (financial or otherwise) of Borrower or Owner.  All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, Owner, the Collateral and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, Owner and the Property as of the date of such reports, and (iii) to the extent audited, reported on, reviewed or prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein.  Neither Borrower nor Owner has any known and material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement and the Senior Loan Agreement.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Owner and the Property from that set forth in said financial statements.  All representations under this Section 4.8 which are solely based on financial data prepared by the seller of the Property which cover a period of time prior to Owner’s acquisition of the Property on May 3, 2006 shall be limited to the best knowledge of Borrower.

4.9                               Tax Filings.  To the extent required, Borrower and Owner have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and Owner.  Borrower believes that Borrower’s and Owner’s tax returns (if any) properly reflect the income and taxes of Borrower and Owner for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

4.10                        ERISA; No Plan Assets.  As of the date hereof and throughout the Term (i) neither Borrower nor Owner is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of Borrower or Owner constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) neither Borrower nor Owner is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Owner are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.  As of the date hereof, neither Borrower, nor Owner nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

4.11                        Compliance.  Except as otherwise set forth in the PZR Report delivered to Lender in connection with Loan, Borrower, Owner and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances).  Neither Borrower nor Owner is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which could reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower or Owner.  The Property is used exclusively for hotel use and other appurtenant and related uses (including appurtenant health club, spa, restaurant, bar, recreational, entertainment and parking uses).  In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and to Borrower’s best knowledge thereafter exist for the same use without violating any zoning or other ordinances applicable thereto as of the date hereof and without the necessity of obtaining any variances or special permits.  No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property.  Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect.  The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

4.12                        Contracts.  Except as set forth on Schedule 2 attached hereto, there are no service, maintenance or repair contracts affecting the Property that are not terminable on one month’s notice or less without cause and without penalty or premium.  All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of the business of Owner and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

4.13                        Federal Reserve Regulations; Investment Company Act.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document.  Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.14                        Easements; Utilities and Public Access.  All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement.  All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.15                        Physical Condition.  The Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property.

Neither Borrower nor Owner has received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond.  No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.  The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

4.16                        Leases.  The Property is not subject to any Leases.

4.17                        Fraudulent Transfer.  Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

4.18                        Ownership of Borrower and Owner.  Borrower is the owner of 100% of the issued and outstanding ownership interests in Owner, free and clear of all Liens and encumbrances.  No other ownership interests in Owner have been issued or are issuable.  All of the ownership interests in Owner have been duly and validly issued, have been fully paid for and are non-assessable.  There are no options or rights to acquire any ownership interests in Owner.  The sole member of Borrower is the Sole Member.  The membership interests in Borrower are owned free and clear of all Liens, warrants, options and rights to purchase, other than the Permitted Encumbrances.  Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it.  The organizational chart attached hereto as Schedule 3 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower and Owner, except for any additional economic benefits, promotes or other incidents of ownership which may not be reflected on such chart but are set forth in the relevant organizational documents.

4.19                        Purchase Options.  Neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

4.20                        Management Agreement.  The Management Agreement is in full force and effect.  With respect to the Management Agreement, there is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.

4.21                        Hazardous Substances.  (i) The Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) except as set forth in the Phase I report delivered to Lender in connection with the Loan and to the best of Borrower’s knowledge, after due inquiry, no Hazardous Substances are or have been discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) except as set forth in the Phase I report delivered to Lender in connection with the Loan and to the best of Borrower’s knowledge, after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) to the best of Borrower’s knowledge, after due inquiry, no Toxic Mold is on or about the Property which requires remediation; (vi) to the best of Borrower’s knowledge, after due inquiry, no underground storage tanks exist on the Property and the Property has never been used as a landfill; and (vii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower which have not been provided to Lender.

4.22                        Name; Principal Place of Business.  Except as set forth on Schedule 1 attached hereto, Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein.  Owner does not use and Borrower will cause Owner not to use any trade name or do any business under any name other than the permitted names set forth in the Senior Loan Agreement.  The principal place of business of Borrower is c/o Morgans Hotel Group Co., 475 Tenth Avenue, 11th Floor, New York, New York 10018 and the principal place of business of Owner is the Property, and neither Borrower nor Owner has any other place of business.  Borrower’s federal tax identification number is 20-4856058.  Borrower is not subject to back-up withholding taxes.

4.23                        Other Debt.  There is no indebtedness with respect to Borrower, Owner or the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances, the Senior Loan, Permitted Indebtedness and with respect to Owner, “Permitted Indebtedness” (as such term is defined in the Senior Loan Agreement).

4.24                        Pledged Collateral.

(a)          Borrower is the sole beneficial owner of the Pledged Collateral and no Lien exists or will exist (except the Permitted Encumbrances) upon the Pledged Collateral at any time (and no right or option to acquire the same exists in favor of any other Person).

(b)         The Pledged Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge).

(c)          The chief place of business of Borrower and the office where Borrower keeps its records concerning the Pledged Collateral will be located at all times at the address specified as Borrower’s address in Section 6.1.

(d)         The Pledged Securities have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any options to purchase or similar rights of any Person.

(e)          The Security Documents create a valid security interest in the Pledged Collateral, securing the payment of the Debt, and upon the filing in the appropriate filing offices of the financing statements to be delivered pursuant to this Agreement, such security interests will be perfected, first priority security interests, and all filings and other actions necessary to perfect such security interests will have been duly taken.  Upon the exercise of its rights and remedies under the Pledge, Lender will succeed to all of the rights, titles and interest of Borrower in Owner without the consent of any other Person and will, without the consent of any other Person, be admitted as the sole member in Owner.

4.25                        Senior Loan.  The Senior Loan has been fully funded in the amount of $22,000,000.  The outstanding principal balance of the Senior Loan, as of the Closing Date, is $22,000,000.  No default, breach, violation or event of default has occurred under any Senior Loan Document which remains uncured or unwaived and no circumstance, event or condition has occurred or exists which, with the giving of notice and/or the expiration of the applicable period would constitute an Event of Default under the Senior Loan Documents.  Each and every representation and warranty of Owner, made to Senior Lender contained in any one or more of the Senior Loan Documents is true, correct, complete and accurate in all material respects as of the date hereof and are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Senior Lender or to whether the related Senior Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.

4.26                        Perfection of Accounts.  Borrower hereby represents and warrants to Lender that:

(a)                                  This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Subordinate Deposit Account and the Subaccounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Subordinate Deposit Account or any of the Subaccounts;

(b)                                 The Subordinate Deposit Account and the Subaccounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code; and

(c)                                  None of the Subordinate Deposit Account or any of the Subaccounts are in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.  Borrower has not consented to the Deposit Bank’s complying with instructions with respect to the Subordinate Deposit Account or any of the Subaccounts from any Person other than Lender.

4.27                        No Contractual Obligations.  Other than the Loan Documents and the organizational documents of Owner and Borrower, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations, warranties and covenants set forth in Section 4.21 shall survive in perpetuity.

5.                                      COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

5.1                               Existence.  Each of Borrower and Sole Member shall (and Borrower shall cause Owner to) (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.2                               Taxes and Other Charges.  Borrower shall (or shall cause Owner to) pay all Taxes and Other Charges as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid no later than 30 days before they would be delinquent if not paid (provided, however, that Borrower need not pay (or cause Owner to pay) such Taxes nor furnish (nor cause Owner to furnish) such receipts for payment of Taxes paid by Senior Lender pursuant to the Senior Loan Documents).  Borrower shall promptly pay (or cause Owner to pay) for all franchise fees, income taxes and other impositions and taxes imposed by Governmental Authorities on Owner, Borrower and Sole Member.  Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay (or cause Owner to pay) for all utility services provided to the Property.  After prior notice to Lender, Borrower may cause Owner, at Owner’s expense, without paying such Taxes or Other Charges, to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing, (ii) such proceeding shall suspend the collection of the Taxes or such Other Charges, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Owner is subject, including the Senior Loan Documents, and shall not constitute a default thereunder, (iv) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (v) Borrower or Owner shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than 100% of the Taxes and Other Charges being contested (provided, however, that no such security will be required if Owner has provided adequate security for the same to Senior Lender in accordance with the Senior Loan Documents), and (vi) Borrower shall promptly upon final determination thereof pay (or cause Owner to pay) the amount of such Taxes or Other Charges, together with all costs, interest and penalties.  Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the failure to so pay may adversely affect the rights of Lender under any Loan Document and/or the failure to so pay may result in the Property (or any portion thereof) being sold, lost or forfeited.

5.3                               Access to the Property.  Borrower shall permit (or cause Owner to permit) agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.4                               Repairs; Maintenance and Compliance; Alterations.

5.4.1                     Repairs; Maintenance and Compliance.  Borrower shall cause Owner to at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause Owner to maintain the Property in a good and safe condition and repair and shall not (and shall not permit Owner to) remove, demolish or alter the Improvements or Equipment or FF&E (except for alterations performed in accordance with Section 5.4.2 and, subject to ordinary wear and tear, normal replacement of Equipment and FF&E with Equipment and FF&E of equivalent value and functionality).  Borrower shall promptly comply with all Legal Requirements and immediately cure (or cause Owner to cure) properly any violation of a Legal Requirement.  Borrower shall notify Lender in writing within one Business Day after Borrower first receives notice of any such non-compliance.  Borrower shall (or shall cause Owner to) repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall (or shall cause Owner to) complete and pay for any Improvements in the process of construction or repair as and when payment becomes due.

5.4.2                     Alterations.  Except for Material Alterations, Borrower may (and may permit Owner to), without Lender’s consent, perform alterations to the Improvements, Equipment and FF&E which are expressly permitted pursuant to Section 5.4.2 of the Senior Loan Agreement.  Borrower shall not perform (or allow Owner to perform) any Material Alteration without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Lender may, in its sole and absolute discretion, withhold consent to any Material Alteration the cost of which is reasonably estimated to exceed $1,500,000 or which is likely to result in a decrease of Net Operating Income by 2.5% or more for a period of 60 days or longer.  Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such

Material Alteration in an amount equal to 125% of the cost of the Material Alteration as reasonably estimated by Lender (provided, however, that no such security will be required if Owner has provided adequate security for the same to Senior Lender in accordance with the Senior Loan Documents.  Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued.  Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2.

5.5                               Performance of Other Agreements.  Borrower shall observe and perform and cause Owner to observe and perform each and every term to be observed or performed by Owner pursuant to the terms of any agreement or instrument affecting or pertaining to the Collateral or the Property, including without limitation, the Loan Documents and the Management Agreement.

5.6                               Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may adversely affect the value of the Collateral or the rights of Lender under any Loan Document.

5.7                               Further Assurances.  Borrower shall, at Borrower’s sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral, as Lender may reasonably require from time to time; and (ii) upon Lender’s request therefor given from time to time after the occurrence of any Event of Default pay for reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and Sole Member, such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

5.8                               Environmental Matters.

5.8.1                     Hazardous Substances.  So long as Owner is in possession of the Property, Borrower shall (or shall cause Owner to) (i) keep the Property owned, leased or possessed by it free from Hazardous Substances and in compliance with all Environmental Laws, (ii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance is on or near the Property, (B) the Property is in violation of any Environmental Laws or (C) any condition on or near the Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Lender in the case of removal which is not required by law, but in response to the opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Lender (“Lender’s Consultant”)), promptly after Borrower becomes aware of same, at Borrower’s sole expense.  Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

5.8.2                     Environmental Monitoring.

(a)          Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about the Property, (ii) all claims made or, to Borrower’s best knowledge, threatened by any third party (including any Governmental Authority) against Borrower, Owner or the Property or any party occupying the Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower’s or Owner’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law.  Upon becoming aware of the presence of mold or fungus at the Property, Borrower shall (or shall cause Owner to) (i) undertake an investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the Property affected by Toxic Mold, including providing any necessary moisture control systems at the Property), and (iii) provide evidence reasonably satisfactory to Lender of the foregoing.  Borrower shall permit (and shall cause Owner to permit) Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance to the extent such action could reasonably be expected to affect the rights of Lender under any Loan Document, and Borrower shall pay (or shall cause Owner to pay) all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.

(b)         Upon Lender’s reasonable request, at any time and from time to time (but not more than once in any twelve (12) month period, unless Lender has a good faith belief that there is a violation of Environmental Laws or a release of Hazardous Substances at or near the Property), Borrower shall (or shall cause Owner to) provide an inspection or audit of the Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender assessing the presence or absence of Hazardous Substances on, in or near the Property, and if Lender in its good faith judgment determines that reasonable cause exists for the performance of such environmental inspection or audit, then the cost and expense of such audit or inspection shall be paid by Borrower. Such inspections and audit may include soil borings and ground water monitoring.  If Borrower (or Owner) fails to provide any such inspection or audit within 30 days after such request, Lender may order same, and Borrower hereby grants (and shall cause Owner to grant) to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit.

(c)          If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any

Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of the Property by Owner, or presently exists or is reasonably suspected of existing, Borrower shall cause (or shall cause Owner to cause) such operations and maintenance plan to be prepared and implemented at its expense upon request of Lender, and with respect to any Toxic Mold, Borrower shall (or shall cause Owner to) take all action necessary to clean and disinfect any portions of the Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the Property.  If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), Borrower shall commence (or shall cause Owner to commence) all such Remedial Work within 30 days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law.  All Remedial Work shall be performed by licensed contractors reasonably approved in advance by Lender and under the supervision of a consulting engineer approved by Lender.  All costs of such Remedial Work shall be paid by Borrower or Owner, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work.  If Borrower does not (or does not cause Owner to) timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower’s expense.  Notwithstanding the foregoing, Borrower shall not be required to commence (or cause Owner to commence) such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or Owner or such Remedial Work violating any Environmental Law, or (z) if Borrower or Owner, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work.  Owner shall have the right to contest the need to perform such Remedial Work, provided that, (1) Owner is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Owner fails to promptly perform the Remedial Work being contested, and if Owner fails to prevail in contest, Borrower or Owner would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower or Owner has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower or Owner has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower or Owner shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s or Owner’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as estimated by Lender or Lender’s Consultant and any loss or damage that may result from Borrower’s or Owner’s failure to prevail in such contest (provided, however, that no such security will be required if Owner has provided adequate security for the same to Senior Lender in accordance with the Senior Loan Documents).

(d)         Borrower shall not install or permit to be installed on the Property any underground storage tank.

5.8.3                     O & M Program.  The environmental report delivered to Lender in connection with the Loan recommends the development of or continued compliance with an operation and maintenance program for the Property (including, without limitation, with respect to the presence of asbestos and/or lead-based paint) (“O & M Program”), Borrower shall (or shall cause Owner to) develop (or continue to comply with, as the case may be) such O & M Program and shall, during the term of the Loan, including any extension or renewal thereof, comply in all material respects with the terms and conditions of the O & M Program.

5.9                               Title to the Pledged Collateral.  Borrower will warrant and defend the title to the Collateral (and shall cause Owner to warrant and defend the title to the Property), and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

5.10                        Leases.

5.10.1              Generally.  Upon request, Borrower shall furnish (or shall cause Owner to furnish) Lender with executed copies of all Leases then in effect.  Borrower shall not permit Owner to enter into any Lease or a proposed renewal, extension or modification of an existing Lease without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

5.10.2              Additional Covenants with respect to Leases.  Borrower shall cause Owner to (i) observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (ii) promptly send copies to Lender of all notices of default that Owner shall send or receive under any Lease; (iii) enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (iv) not collect any of the Rents more than one (1) month in advance (other than security deposits); (v) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Senior Loan Documents); (vi)  not modify any Lease in a manner inconsistent with the Loan Documents; (vii) not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (viii) not consent to any assignment of or subletting under any Lease unless required in accordance with its terms without the prior consent of Lender, which, so long as no Event of Default is continuing, be unreasonably withheld or delayed; and (ix) not cancel or terminate any Lease or accept a surrender thereof without the prior consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.

5.11                        Estoppel Statement.  After request by Lender, Borrower shall within twenty (20) days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

5.12                        Property Management.

5.12.1              Management Agreement.  Borrower shall (i) cause Owner to cause the Property to be managed pursuant to the Management Agreement; (ii) cause Owner to promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify (or cause Owner to notify) Lender of any material default under the Management Agreement of which it is aware; (iv) promptly deliver (or cause Owner to deliver) to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Owner under the Management Agreement; and (v) cause Owner to promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.  Without Lender’s prior written consent, Borrower shall not permit Owner to (a) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace the Manager or enter into any other management agreement (except pursuant to Section 5.12.2); (b) reduce or consent to the reduction of the term of the Management Agreement; (c) increase or consent to the increase of the amount of any charges under the Management Agreement; (d) otherwise materially modify, change, supplement, alter or amend in any material respect, or waive or release any of its material rights and material remedies under, the Management Agreement; (e) suffer or permit the occurrence and continuance of a material default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such material default permits the Manager to terminate the Management Agreement (or such successor management agreement); or (f) suffer or permit the ownership, management or control of the Manager to be transferred to a Person other than an Affiliate of Owner.  Lender hereby acknowledges that Borrower or Sole Member intends to Transfer an interest in Borrower or Sole Member to third party investors which may equal or exceed a forty-nine percent (49%) interest in Borrower or Sole Member.  Accordingly, if, in connection with such a Transfer, modifications to the Management Agreement are required, Lender will act reasonably and in good faith in granting or withholding its consent to any such modifications to the Management Agreement.

5.12.2              Termination of Manager.  If (i) an Event of Default shall be continuing, or (ii) Manager is in default under the Management Agreement, or (iii) upon the gross negligence, malfeasance or willful misconduct of the Manager, Borrower shall, at the request of Lender (subject, however, to the rights of Senior Lender under the Senior Loan Documents), cause Owner to terminate the Management Agreement, and, subject to the rights of Senior Lender under the Senior Loan Documents, replace Manager with a replacement manager acceptable to Lender in Lender’s reasonable discretion and the applicable Rating Agencies on terms and conditions satisfactory to Lender and the applicable Rating Agencies.  Borrower’s failure to cause Owner to appoint an acceptable manager within sixty (60) days after Lender’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default.  Borrower may from time to time cause Owner to appoint a successor manager to manage the Properties, which successor manager and Management Agreement shall be approved in writing by Lender in Lender’s discretion and the applicable Rating Agencies (and Lender’s approval may be conditioned upon Borrower delivering a Rating Comfort Letter as to such successor manager and Management Agreement).  If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of

Lender’s consent, execute a consent and subordination of management agreement substantially in the form of the Consent and Subordination of Manager of even date herewith executed and delivered by Manager to Lender.

5.12.3              Cure by Lender.  If Borrower shall permit Owner to default in the performance or observance of any term, covenant or condition of the Management Agreement on its part to be performed or observed beyond any applicable grace or cure period, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder and without releasing Owner under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Owner to be performed or observed, but such performance by Lender shall not be deemed a cure of any Default or Event of Default arising by reason of Owner’s breach of the Management Agreement.

5.13                        Special Purpose Bankruptcy Remote Entity.  Each of Borrower and Owner shall at all times be a Special Purpose Bankruptcy Remote Entity.  Borrower shall not directly or indirectly make any change, amendment or modification to its or Owner’s organizational documents, or otherwise take any action which could result in Borrower or Owner not being a Special Purpose Bankruptcy Remote Entity.  A “Special Purpose Bankruptcy Remote Entity” shall have the meaning set forth on Schedule 4 hereto.

5.14                        Assumption in Non-Consolidation Opinion.  Borrower and Sole Member shall each conduct its business so that the assumptions (with respect to each Person) made in that certain substantive non-consolidation opinion letter dated the date hereof delivered by Borrower’s counsel in connection with the Loan, shall be true and correct in all respects.

5.15                        Change in Business or Operation of Property.  Borrower shall not enter into any line of business other than the ownership of Owner.  Borrower shall not permit Owner to purchase or own any real property other than the Property or to enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a hotel property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.16                        Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release (or allow Owner to cancel or otherwise forgive or release) any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower (or Owner) by any Person, except for adequate consideration and in the ordinary course of Borrower’s (or Owner’s) business.

5.17                        Affiliate Transactions.  Borrower shall not enter into, or be a party to (or permit Owner to enter into or be a party to), any transaction with an Affiliate of Borrower or Owner or any of the members of Borrower or Owner except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or Owner or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.18                        Zoning.  Borrower shall not initiate or consent to (or permit Owner to initiate or consent to) any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.19                        No Joint Assessment.  Borrower shall not suffer, permit or initiate (or permit Owner to suffer, permit or initiate) the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.20                        Principal Place of Business.  Borrower shall not (and shall not permit Owner to) change its principal place of business or chief executive office without first giving Lender 30 days’ prior notice.

5.21                        Change of Name, Identity or Structure.  Borrower shall not (and shall not permit Owner to) change its name, identity (including its trade name or names) or, if not an individual, Borrower’s or Owner’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or Owner’s structure, without first obtaining the prior written consent of Lender.  Borrower shall (and shall cause Owner to) execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein or any other Loan Document.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Owner intends to operate the Property, and representing and warranting that Owner does business under no other trade name with respect to the Property.

5.22                        Indebtedness.  Borrower shall not permit Owner to directly or indirectly create, incur or assume any indebtedness other than (a) the Debt, (b) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property and (c) Permitted Equipment Financing (hereinafter defined) which in the case of such unsecured trade payables and, the aggregate amount of payment installments then due, in the case of Permitted Equipment Financing, do not exceed, at any time, a maximum aggregate amount equal to the greater of (x) four percent (4%) of the original principal amount of the Senior Loan and (y) $880,000 and, which in the case of unsecured trade payables, are paid within sixty (60) days of the date incurred and which in the case of Permitted Equipment Financing, each payment installment in connection therewith is paid within sixty (60) days of the date of the applicable invoice for such installment (collectively, “Permitted Indebtedness”).  Notwithstanding the foregoing, with respect to the sixty (60)-day period set forth above, Borrower may cause Owner, at its own expense, contest the amount or validity of any such Permitted Indebtedness (during which time such sixty (60)-day period shall be tolled), provided that if Borrower desires to cause Owner to withhold payment of such Permitted Indebtedness during the pendency of the contest, (i) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (ii) Borrower shall have furnished such security as may be requested by Lender, to insure the payment of any such Permitted Indebtedness, together with all interest and penalties thereon, which shall not be greater than 125% of the Permitted Indebtedness being contested, and (iii) Borrower shall promptly upon final determination thereof pay the amount of such Permitted Indebtedness, together with all costs, interest and penalties and Borrower shall be permitted to use such security to make such payment.  As used herein, “Permitted Equipment Financing” means equipment financing that (A) exists as of the date hereof and has been disclosed to Lender or (B) is (i) entered into in the ordinary course of Owner’s business, (ii) for equipment related to the ownership and operation of the Property whose removal would not materially damage or impair the value of the Property, and (iii) secured only by the financed equipment.

5.23                        Licenses.  Borrower shall not permit Owner to Transfer any License required for the operation of the Property.

5.24                        Compliance with Restrictive Covenants, Etc.Borrower will not permit Owner to modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent may be granted or denied in Lender’s sole discretion.

5.25                        ERISA.

(1)          Borrower shall not engage or permit Owner to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(2)          Borrower shall not (and shall cause Owner not to) maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower or Owner to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower or Owner to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

(3)          Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) neither Borrower nor Owner is or maintains an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) neither Borrower nor Owner is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

5.26                        Prohibited Transfers.  Borrower shall not directly or indirectly (or allow Owner to directly or indirectly) make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer.

5.27                        Liens.  Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Collateral or the Property or any direct or indirect legal or beneficial ownership interest in Borrower or Owner, except

Liens in favor of Lender, Permitted Encumbrances and Permitted Financing, unless with respect to a Lien on the Property, such Lien is bonded or discharged within 30 days after Borrower or Owner first receives notice of such Lien.

5.28                        Dissolution.  Borrower shall not and shall not permit Owner to (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Collateral and the Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower or Owner except to the extent expressly permitted by the Loan Documents and the Senior Loan Documents.

5.29                        Incurrence of Expenses.  Borrower shall cause Owner not to incur any operating expense, Capital Expense, leasing expense or other expense unless it is an Approved Operating Expense, Approved CapEx/FF&E Expense or Approved Renovation/Re-Branding Expense.

5.30                        Expenses.  Borrower shall reimburse Lender upon receipt of notice for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the Loan, including (i) prior to closing, the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s and Lender’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Loan Documents; (v) title insurance with respect to the Pledged Collateral, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Collateral and the Subordinate Deposit Account (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Collateral, or any other security given for the Loan; (viii) fees charged by the Rating Agencies and/or additional fees charged by the Service in connection with any modification of the Loan requested by Borrower and (ix) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Collateral or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings.  Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within ten days after demand may be paid from any amounts in the Subordinate Deposit Account, with notice thereof to Borrower.  The obligations and liabilities of Borrower under this Section 5.30 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Collateral by UCC foreclosure or a conveyance in lieu of foreclosure..

5.31                        Indemnity.  Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, (other than in connection with a Secondary Market Transaction, which is covered under Section 10.1.5 hereof), including: (i) any breach by Borrower of its obligations under, or any intentional misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Security Documents, the Collateral or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to the Property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party.  Notwithstanding anything to the contrary contained in this Section 5.31, it is expressly understood and agreed that the indemnification procedures set forth in Section 10.1.5 and all of Borrower’s rights set forth therein shall apply to this Section 5.31 and the provisions of such Section 10.1.5 in their entirety are incorporated herein by reference.  Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid.  The obligations and liabilities of Borrower under this Section 5.31 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Collateral by UCC foreclosure or a conveyance in lieu of foreclosure.

5.32                        Patriot Act Compliance.

(a)          Borrower will use its good faith and commercially reasonable efforts to comply (and to cause Owner to comply) with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism.  Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Collateral, including those relating to money laundering and terrorism.  In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.  For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(b)         Neither Borrower nor any member of Borrower or member of such member nor any owner of a direct or indirect interest in Borrower (excluding any shareholders having less than a 25% economic interest in MHGC) (i) is listed on any Government Lists (as defined below), (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (iv) is currently under investigation by any governmental authority for alleged criminal activity.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or the (E) Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.

5.33                        Hotel Operation.  Without in any way limiting the covenants set forth in Section 5.8 or elsewhere in the Loan Documents, Borrower shall cause Owner to:  (i) have the hotel located on the Property to be operated, repaired and maintained as a well-maintained “first-class hotel”

which shall mean a hotel providing amenities, services and facilities substantially equivalent or superior to hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the Property, taking into consideration the age and location of the hotel located on the Property and (ii) maintain Inventory in amounts sufficient to meet the hotel industry standard for hotels comparable to the hotel located on the Property and at levels sufficient for the operation of the hotel located on the Property at full occupancy levels.

5.34                        Limitation on Securities Issuances.  Except in connection with a Permitted Transfer, none of Borrower or Owner shall issue any membership interests or other securities other than those that have been issued as of the date hereof.

5.35                        Limitation on Distributions.  Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members.

5.36                        Contractual Obligations.  Other than the Loan Documents, the organizational documents of Borrower (and the initial membership interests in Borrower issued pursuant thereto) and Owner, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a regular member of Owner.

6.                                      NOTICES AND REPORTING

6.1                               Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):  If to Lender: Greenwich Capital Financial Products, Inc., 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: Mortgage Loan Department, Telecopier: (203) 618-2052, with a copy to: Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, Attention: Stephen Gliatta, Esq., Telecopier: (212) 836-8689; if to Borrower: c/o Morgans Hotel Group Co., 475 Tenth Avenue, 11th Floor, New York, New York 10018, Attention: Marc S. Gordon, Telecopier: (212) 277-4270, with a copy to: Morgans Hotel Group Co., 475 Tenth Avenue, 11th Floor, New York, New York 10018, Attention: Jennifer Nellany, Esq., Telecopier: (212) 277-4290, and with a copy to: McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10017, Attention: Keith M. Pattiz, Esq., Telecopier: (212) 547-5444.  A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of overnight delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile, upon the confirmation of such facsimile transmission.

6.2                               Borrower Notices and Deliveries.  Borrower shall (or shall cause Owner to) (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower, or Sole Member or Owner which might materially adversely affect Borrower’s, or Sole Member’s or Owner’s condition (financial or otherwise) or business or the Collateral; (ii) any material adverse change in Borrower’s, or Sole Member’s or Owner’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of Borrower, Sole Member, Owner, Manager, or any Affiliate of any of the foregoing within two (2) Business Days of such filing and (ii) all existing instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender.  In addition, after request by Lender (but no more frequently than once in any twelve (12) month period), Borrower shall furnish to Lender, (x) within ten days, a certificate addressed to Lender, its successors and assigns reaffirming all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes, and (y) Borrower shall use commercially reasonable efforts to obtain and deliver within thirty (30) days after request by Lender (but no more than twice in any twelve (12) month period with respect to any one tenant (unless an Event of Default has occurred and is continuing)), tenant estoppel certificates addressed to Lender, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Lender.

6.3                               Financial Reporting.

6.3.1                     Bookkeeping.  Borrower shall keep (and shall cause Owner to keep) on a calendar year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Owner and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Owner, Manager or any Affiliate of Borrower or Owner.  Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire.  After an Event of Default, Borrower shall pay any third party costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

6.3.2                     Annual Reports.  Borrower shall furnish to Lender annually, within 120 days after each calendar year, a complete copy of Borrower’s and Owner’s annual financial statements (which may be consolidated financial statements) audited by a “big four” accounting firm or another independent certified public accountant reasonably acceptable to Lender (accompanied by an unqualified opinion from such accounting firm or other independent certified public accountant), each in accordance with GAAP and containing balance sheets and statements of profit and loss for Borrower, Owner and the Property in such detail as Lender may reasonably request.  Each such statement (x) shall be in form and substance reasonably satisfactory to Lender, and if reasonably requested by Lender, shall be prepared in accordance with Regulation S-X of the Securities Act, (y) shall set forth the financial condition and the income and expenses for the Property, for the immediately preceding calendar year, including statements of annual Net Operating Income and (z) shall be accompanied by an Officer’s

Certificate certifying (1) that such statement is true, complete and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.3                     Monthly/Quarterly Reports.  Borrower shall furnish (or shall cause Owner to furnish) to Lender within 30 days after the end of each calendar month or calendar quarter (as indicated below) the following items: (i) monthly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP to fairly represent the financial position and results of operation of the Property during such calendar month, all in form reasonably satisfactory to Lender; (ii) a balance sheet for such calendar month; (iii) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property, together with a detailed explanation of any variances of 10% or more between budgeted and actual amounts for such period and year-to-date on a departmental basis; (iv) on a quarterly basis only, a statement of the actual Capital Expenses made by Borrower or Owner during each calendar quarter as of the last day of such calendar quarter; (v) a statement that neither Borrower nor Owner has incurred any indebtedness other than Permitted Indebtedness or indebtedness permitted under the Senior Loan Documents; (vi) an aged receivables report, (vii) occupancy rates (including the average daily rate), (viii) on a quarterly basis only, rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to tenants, and a year-by-year schedule showing by percentage the rentable area of the Improvements and the total base rent attributable to Leases expiring each year) and a delinquency report for the Property and (ix) on a quarterly basis only, a reconciliation of operating expenses identifying those funds which were disbursed to Borrower from the Operating Expense Subaccount during the prior month which have not been used to pay Approved Operating Expenses or Third Party Disbursements.  Each such statement shall be accompanied by an Officer’s Certificate certifying (1) that such items are true and complete and fairly present the financial condition and results of the operations of Borrower, Owner and the Property in accordance with GAAP (subject to normal year-end adjustments) and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.4                     Other Reports.  Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Owner or Borrower, as applicable, by independent public accountants in connection with each annual, interim or special audit of the financial statements of Owner or Borrower, as applicable, made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.  Borrower shall furnish (or shall cause Owner to furnish) to Lender, within thirty (30) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Owner or Manager as may be reasonably requested by Lender or any applicable Rating Agency.

6.3.5                     Annual Budget.  Borrower shall prepare and submit (or shall cause Owner or Manager to prepare and submit) to Lender by December 15th of each year during the Term, for approval by Lender, which approval shall not be unreasonably withheld or delayed, a proposed pro forma budget for the Property for the succeeding calendar year (the “Annual Budget”, and each Annual Budget approved (or deemed approved pursuant to the terms of this Section 6.3.5) by Lender is referred to herein as the “Approved Annual Budget”)), and, promptly after preparation thereof, any revisions to such Annual Budget.  Lender’s failure to approve or disapprove any Annual Budget or revision within 30 days after Lender’s receipt thereof shall be deemed to constitute Lender’s approval thereof.  The Annual Budget shall consist of (i) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of the Borrower’s anticipated operating income and operating expenses (on an accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has been approved (or deemed approved pursuant to the terms of this Section 6.3.5) by Lender, such operating expense budget shall be referred to herein as the “Approved Operating Budget”), and (ii) a Capital Expense/FF&E Expense budget showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses and FF&E Expenses (and once such Annual Budget has been approved (or deemed approved pursuant to the terms of this Section 6.3.5) by Lender, such Capital Expense/FF&E Expense budget shall be referred to herein as the “Approved Capital/FF&E Budget”).  Until such time that any Annual Budget has been approved (or deemed to have been approved) by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender (including increases for any Taxes, Insurance Premiums or utilities)).  Borrower shall be permitted to submit revisions to any Approved Operating Budget or any Approved Capital/FF&E Budget for approval by Lender, which approval shall not be unreasonably withheld or delayed.  On the date hereof Borrower has delivered to Lender, an Approved Operating Budget, which Approved Operating Budget is attached hereto as Schedule 5.

6.3.6                     Senior Loan.  Unless otherwise delivered to Lender pursuant to the provisions of this Section 6.3, Borrower will deliver (or cause Owner to deliver) to Lender all of the financial statements, reports, certificates and related items delivered or required to be delivered by Owner to Senior Lender under the Senior Loan Documents as and when due under the Senior Loan Documents.

6.3.7                     Breach.  If Borrower fails to provide (or cause Owner to provide) to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 6.3.7 within 30 days after the date upon which such Required Record is due, Lender shall have the option, upon 15 days notice to Borrower to gain access to Borrower’s and Owner’ books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower or Owner.

6.3.8                     Hotel Accounting.  All monthly and other operating statements to be delivered by Borrower hereunder shall be (and all accompanying Officer’s Certificates shall state that they have been) prepared based upon the USALI.

6.3.9                     Inspection.  Borrower shall cause Owner to permit any authorized representatives designated by Lender to visit, examine, audit, and inspect, upon reasonable notice and during normal business hours, the Property including Borrower’s and Owner’s financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and independent public accountants (with Borrower’s representative(s) present in all instances), at such reasonable times during normal business hours and as often as may be reasonably requested.  Borrower shall cause its Affiliates to make all books of account and records so available at the office where the same are regularly maintained.  Lender shall have the right to copy, duplicate and make abstracts from such books and records as Lender may require.  During the continuance of an Event of Default, Borrower shall pay (or cause Owner to pay) any costs incurred by Lender to examine such books, records and accounts.  Borrower acknowledges and agrees that (i) all of such audits, inspections and reports shall be made for the sole benefit of Lender, and not for the benefit of Borrower or any third party, and neither Lender nor Lender’s auditors or inspectors or any of Lender’s representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports, (ii) Borrower will not rely upon any of such audits, inspections or reports for any purpose whatsoever, and (iii) the performance of such audits, inspections and reports will not constitute a waiver of any of the provisions of this Agreement or any other Loan Document or any of the obligations of Borrower hereunder or thereunder.  Borrower further acknowledges and agrees that neither Lender nor Lender’s inspector, representatives, agents or contractors shall be deemed to be in any way responsible for any matters related to design or construction of the Improvements or any construction work. At any time during the term of the Loan (but not more than once in any twelve (12) month period), Borrower shall cooperate with Lender and use reasonable efforts to assist Lender in obtaining an appraisal of the Property.  Such cooperation and assistance from Borrower shall include but not be limited to the obligation to provide (or cause Owner to provide) Lender or Lender’s appraiser with the following: (i) reasonable access to the Property, (ii) a current certified rent roll for the Property in form and substance satisfactory to Lender, including current asking rents and a history of change in asking rents and historical vacancy for the past three years, (iii) current and budgeted income and expense statements for the prior three years, (iv) the then existing site plan and survey of the Property, (v) the building plans and specifications, including typical elevation and floor plans, to the extent in Borrower’s possession or reasonably available to Borrower; (vi) the current and prior year real estate tax bills, (vii) a detailed list of past and scheduled capital improvements and the costs thereof, (viii) all environmental reports and other applicable information relating to the Property, and (ix) copies of all recent appraisals/property description information or brochures, including descriptions of amenities and services relating to the Property to the extent in Borrower’s possession or reasonably available to Borrower.  The appraiser performing any such appraisal shall be engaged by Lender and Borrower shall be responsible for any fees payable to said appraiser in connection with an appraisal of the Property.  Borrower shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.

7.                                      INSURANCE; CASUALTY; AND CONDEMNATION

7.1                               Insurance.

7.1.1                     Coverage.  Borrower, at its sole cost (or at Owner’s sole cost), for the mutual benefit of Borrower, Owner and Lender, shall cause Owner to obtain and maintain during the Term the following policies of insurance:

(a)          Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, vandalism, and malicious mischief, boiler and machinery and, if required by Lender, flood and/or earthquake coverage and subject to subsection (j) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction.  Such insurance policy shall also insure for ordinance of law coverage, costs of demolition and increased cost of construction in amounts satisfactory to Lender.  Each such insurance policy shall (i) be in an amount equal to 100% of the then replacement cost of the Improvements without deduction for physical depreciation and (ii) have deductibles no greater than $250,000 per occurrence and (iii) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement, and shall cover, without limitation, all tenant improvements and betterments that Owner is required to insure on a replacement cost basis.  Senior Lender shall be named Mortgagee and Loss Payee on a Standard Mortgagee Endorsement.

(b)         Flood insurance if any part of the Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area, or such other Special Hazard Area if Lender so requires in its sole discretion.  Such policy shall (i) be in an amount equal to (A) 100% of the full replacement cost of the Improvements on the Property (without any deduction for depreciation) or (B) such other amount as agreed to by Lender and (ii) have a maximum permissible deductible of $3,000.

(c)          Public liability insurance, including (i) ”Commercial General Liability Insurance”, (ii) ”Owned”, “Hired” and “Non Owned Auto Liability”; (iii) so called “dram shop” insurance or other liquor liability insurance required in connection with the sale of alcoholic beverages; and (iv) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate for any policy year with no deductible or self insured retention; together with at least $25,000,000 excess and/or umbrella liability insurance for any and all claims.  The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.

(d)         Rental loss and/or business interruption insurance (i) with Senior Lender being named as “Lender Loss Payee”, (ii) in an amount equal to one hundred percent (100%) of the projected Rents from the Property for a period of not less than twenty-four (24) months; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(e)          Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Owner is required to insure pursuant to the lease on a replacement cost basis and in an amount equal to the lesser of (i) $2,000,000 and (ii) 100% of the full replacement cost of the Improvements on the Property (without any deduction for depreciation).

(f)            Worker’s compensation and disability insurance with respect to any employees of Owner, as required by any Legal Requirement.

(g)         During any period of repair or restoration, builder’s “all-risk” insurance on the so called completed value basis in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender.

(h)         Coverage to compensate for ordinance of law, the cost of demolition and the increased cost of construction in an amount satisfactory to Lender, provided that if the Property is a legal conforming use and Borrower is permitted as of right to rebuild the Property to be of at least equal value and of substantially the same character, height, and density, ordinance of law coverage shall not be required hereunder.

(i)             Such other insurance (including environmental liability insurance, earthquake insurance, mine subsidence insurance and windstorm insurance) as may from time to time be reasonably required by Lender in order to protect its interests.

(j)             Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available.  In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand alone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available.  Notwithstanding the foregoing, with respect to any such stand-alone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap.  As used herein, (i) “Terrorism Premium Cap” means an amount equal to 150% of the aggregate Insurance Premiums payable with respect to all the insurance coverage under Section 7.1.1(a) for the last policy year in which coverage for terrorism was included as part of the “all risk” property policy required by subsection (a) above, adjusted annually by a percentage equal to the increase in the Consumer Price Index (hereinafter defined) and (ii) “Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York Metropolitan Statistical Area, All Items (1982-84 = 100), or any successor index thereto, approximately adjusted, and in the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information; and if the Consumer Price Index ceases to be published, and there is no successor thereto (i) such other index as Lender and Borrower shall agree upon in writing or (ii) if Lender and Borrower cannot agree on a substitute index, such other index, as reasonably selected by Lender.  Borrower shall obtain the coverage required under this subsection (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

7.1.2                     Policies.  All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Lender and licensed to do business in the State, with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency) (provided, however for multi-layered policies, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency), with no carrier below “BBB” (and the equivalent by any other Rating Agency) or (B) if five (5) or more insurance companies issue the Policies, then at least 60% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency), with no carrier below “BBB” (and the equivalent by any other Rating Agency), and a rating of A:X or better in the current Best’s Insurance Reports; (ii) name Lender and Senior Lender and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance and subject to the rights of Senior Lender) a Non-Contributory Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid, subject to the rights of Senior Lender; (iv) contain a waiver of subrogation against Lender; (v) subject to the rights of Senior Lender, be assigned and certified copies thereof delivered to Lender; (vi) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Owner, Lender nor any other party shall be a co-insurer under the Policies, (B) that Lender shall receive at least 30 days’ prior written notice of any modification, reduction or cancellation of any of the Policies, (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (viii) be reasonably satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds.  Borrower shall cause Owner to pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable

(which payments, provided no Event of Default has occurred and is continuing, may be made from funds available, if any, in the Tax and Insurance Subaccount held by the Senior Lender) and furnish to Lender evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Senior Lender pursuant to Section 3.3 of the Senior Loan Agreement) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender.  If Borrower does not furnish such evidence and receipts at least 10 days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate.  Borrower shall deliver (or cause Owner to deliver) to Lender a certified copy of each Policy within 30 days after its effective date or, if certified copies are not then available, certified certificates evidencing such Policies (and Borrower shall thereafter deliver to Lender a certified copy of each Policy as soon as available).  Within 30 days after request by Lender, Borrower shall obtain (or cause Owner to obtain) such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.  The insurance coverages required under Section 7.1.1 above may be effected under a blanket policy or policies covering the Property and other property and assets not constituting a part of the security for the Loan; provided that Borrower shall provide evidence reasonably satisfactory to Lender that the insurance premiums for the Property are separately allocated to the Property and that unless otherwise agreed to by Lender, the limit of such policy shall be a “true blanket limit” and not limited by a schedule of values for the properties covered thereby.  Notwithstanding anything in Section 7.1.1 above or this Section 7.1.2 to the contrary, it is specifically understood and agreed that no other property may be added to any such blanket policies other than the Property and those other properties covered by such blanket policies as of the date hereof, unless the aggregate coverage afforded under the Policies is increased such that after giving effect to such addition of any other properties, the Policies continue to meet the requirements, and otherwise comply with the terms and provisions, of Section 7.1.1 above and this Section 7.1.2.

7.2                               Casualty.

7.2.1                     Notice; Restoration.  If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender.  Following the occurrence of a Casualty, subject to the requirements of the Senior Loan Documents, Borrower, regardless of whether insurance proceeds are available (unless Lender has breached its obligation (if any) to make such insurance proceeds available pursuant to Section 7.4.1 hereof), shall promptly proceed to restore, repair, replace or rebuild (or shall cause Owner to promptly proceed to restore, repair, replace or rebuild) the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.  Concurrently with the delivery to Senior Lender of any of the items required under Section 7.4.3 of the Senior Loan Agreement in connection with a Restoration by Owner, Borrower shall cause such items to be concurrently delivered to Lender for Lender’s prior approval.

7.2.2                     Settlement of Proceeds.  If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $1,000,000, provided no Event of

Default has occurred and is continuing, Borrower may cause Owner to settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to permit Owner to collect and receive the insurance proceeds (the “Proceeds”).  In the event of an Insured Casualty where the loss equals or exceeds $1,000,000, Borrower may settle and adjust any claim with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, in which case Lender may, in its sole discretion but subject to the rights of the Senior Lender, settle and adjust any claim without the consent of Borrower or Owner and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall, if required by Senior Lender, be due and payable solely to Senior Lender and held by Senior Lender in accordance with the terms of the Senior Loan Agreement.  The expenses incurred by Lender in the adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender within ten (10) days of demand.

7.3                               Condemnation.

7.3.1                     Notice; Restoration.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation.  Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available (unless Lender has breached its obligation (if any) to make such Award available pursuant to Section 7.4.1 hereof), shall promptly proceed to restore, repair, replace or rebuild (or cause Owner to promptly proceed to restore, repair, replace or rebuild) the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2                     Collection of Award.  Subject to the rights of Senior Lender, if a Condemnation occurs where the award or payment in respect thereof (an “Award”) does not exceed $1,000,000, provided no Event of Default has occurred and is continuing, Borrower may make any compromise, adjustment or settlement in connection with such Condemnation with the prior consent of Lender, not to be unreasonably withheld, provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receive such Award.  In the event of a Condemnation where the Award is in excess of $1,000,000, Lender may collect, receive and retain such Award and make any compromise, adjustment or settlement in connection with such Condemnation with the prior consent of Borrower (unless an Event of Default is continuing, in which case, Borrower’s prior consent shall not be required, and Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power on behalf of Owner to take such actions during the continuance of an Event of Default), not to be unreasonably withheld (which shall be deemed consented to if Borrower fails to respond to any request for consent therefor within ten (10) days of request)..  Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, subject to the rights of Senior Lender and whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt.  Borrower shall cause any Award that is payable to Borrower pursuant to Owner’s operating agreement to be paid directly to Lender, to be applied as provided in this Agreement, subject to the rights of the Senior Lender under the Senior Loan Documents.  The expenses incurred by Lender in the adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender upon demand.

7.4                               Application of Proceeds or Award.  If, pursuant to the terms of the Senior Loan Documents, Owner is ever entitled to receive any portion of any Proceeds or Awards (i.e., such amounts are not required to be used for Restoration or to be applied to repayment of the Senior Loan), Borrower shall cause such portion of such Proceeds or Award to be deposited into the Subordinate Deposit Account and all such amounts shall then be applied to the payment of the Debt in accordance with Section 2.3.2.

8.                                      DEFAULTS

8.1                               Events of Default.  An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a)          any portion of the Debt is not paid when due;

(b)         any of the Taxes are not paid when due, subject to Borrower’s and Owner’s right to contest Taxes in accordance with Section 5.2 and the Senior Loan Documents, as applicable;

(c)          the Policies are not kept in full force and effect, or are not delivered to Lender within ten (10) days after request;

(d)         a Transfer other than a Permitted Transfer occurs;

(e)          any representation or warranty made by Borrower or Guarantor or in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made; provided that if such breach is reasonably susceptible to cure, then no Event of Default shall exist so long as Borrower shall cause such breach to be cured within thirty (30) days after notice from Lender;

(f)            Borrower, or Sole Member, Owner or Guarantor shall (i) make an assignment for the benefit of creditors, or (ii) shall generally not be paying its debts as they become due;

(g)         a receiver, liquidator or trustee shall be appointed for Borrower, Sole Member, Owner or Guarantor; or Borrower, Sole Member, Owner or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Sole Member, Owner or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower, Sole Member, Owner or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Sole Member, Owner or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within 90 days;

(h)         Borrower breaches any covenant contained in Sections 2.3.2(a), 5.12.1 (a) - (f), 5.13, 5.15, 5.22, 5.28 or 9.7;

(i)             except as expressly permitted hereunder, the actual or threatened alteration, improvement, demolition or removal of all or any of portion of any of the Improvements without the prior written consent of Lender;

(j)             an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Lender to accelerate the maturity of any portion of the Debt;

(k)          an Event of Default as defined or described in the Senior Loan Documents occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or permit Senior Lender to accelerate the maturity of any portion of the Senior Loan;

(l)             a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(m)       any of the assumptions contained in any substantive non-consolidation opinion, delivered to Lender by Borrower’s counsel in connection with the Loan or otherwise hereunder, were not true and correct in all material respects as of the date of such opinion or thereafter became untrue or incorrect; provided that in either case, no Event of Default shall be deemed to have occurred if such counsel reaffirms its substantive non-consolidation opinion; or

(n)         a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten days after notice to Borrower (and Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for 30 days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed 60 days.

8.2                               Remedies.

8.2.1                     Acceleration.  Upon the occurrence of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, Spread Maintenance Premium, Prepayment Premium, and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Spread Maintenance Premium, any Prepayment Premium, and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2                     Remedies Cumulative.  Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral, the Pledge and other Security Documents have been foreclosed, the Collateral has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.  To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of all or less than all of the Collateral, in its discretion.

8.2.3                     Severance.  Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge and security agreements and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

8.2.4                     Delay.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.  Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Collateral to the extent necessary to foreclose on all or less than all of any portion of such Collateral.

8.2.5                     Lender’s Right to Perform.  If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Pledge and other Loan Documents) and shall bear interest thereafter at the Default Rate.  Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

9.                                      SENIOR LOAN

9.1                               Compliance with Senior Loan Documents.  Borrower shall (or shall cause Owner to):  (a) pay all principal, interest and other sums required to be paid by Owner under and pursuant to the provisions of the Senior Loan Documents; (b) diligently perform and observe all of the terms, covenants and conditions of the Senior Loan Documents on the part of Owner to be performed and observed, unless such performance or observance shall be waived in writing by Senior Lender; (c) promptly notify Lender of the giving of any notice by Senior Lender to Owner or Borrower of any default by Owner in the performance or observance of any of the terms, covenants or conditions of the Senior Loan Documents on the part of Owner to be performed or observed and deliver to Lender a true copy of each such notice; (d) deliver a true, correct and complete copy of all notices, demands, requests or material correspondence (including electronically transmitted items) given or received by Owner or Guarantor to or from the Senior Lender or its agent; and (e) not enter into or be bound by any Senior Loan Documents that are not approved by Lender.  Without limiting the foregoing, Borrower shall cause Owner to fund all reserves required to be funded pursuant to the Senior Loan Documents.  In the event of a refinancing of the Senior Loan permitted by the terms of this Agreement, Borrower will cause all reserves on deposit with Senior Lender to be utilized by Owner to reduce the amount due and payable to the Senior Lender or alternatively shall be remitted to Lender as a mandatory prepayment of the Loan.

9.2                               Senior Loan Defaults.

(a)          Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any default under the Senior Loan Documents or if Owner fails to extend its interest rate protection agreement pursuant to Section 2.8 of the Senior Loan Agreement, Borrower hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation:  (i) to pay all or any part of the Senior Loan and any other sums that are then due and payable, and to perform any act or take any action on behalf of Borrower and/or Owner as may be appropriate, to cause all of the terms, covenants and conditions of the Senior Loan Documents on the part of Owner to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral.  All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 9.2 (including attorneys’ fees) (i) shall constitute additional advances of the Loan to Borrower, (ii) shall increase the then unpaid Principal, (iii) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (iv) shall constitute a portion of the Debt, and (v) shall be secured by the Pledge.

(b)         Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions.  Lender shall have no obligation to Borrower, Sole Member, Owner or any other party to make any such payment or performance.  Borrower shall not impede, interfere with, hinder or delay, and shall not permit Owner to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Senior Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under the Senior Loan.

(c)          Any default or breach by Owner under the Senior Loan Documents which is not cured prior to the expiration of any applicable grace, notice or cure period afforded to Owner under the Senior Loan Documents shall constitute an Event of Default, without regard to any subsequent payment or performance of any such obligations by Lender.  Borrower hereby grants Lender and any person designated by Lender the right to enter upon the Property at any time following the occurrence and during the continuance of any default, or the assertion by Senior Lender that a default has occurred under the Senior Loan Documents, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Borrower’s, Owner’s and/or Lender’s interest.  Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Senior Lender with respect to any Senior Loan defaults), without prior notice to, or consent from, Borrower.  Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.

(d)         If Lender shall receive a copy of any notice of default under the Senior Loan Documents sent by Senior Lender to Owner, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.  As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 9.2, except for Lender’s gross negligence or willful misconduct.  In the event that Lender makes any payment in respect of the Senior Loan, Lender shall be subrogated to all of the rights of Senior Lender under the Senior Loan Documents against the Property, in addition to all other rights it may have under the Loan Documents.

9.3                               Senior Loan Estoppels.  Borrower shall (or shall cause Owner to), from time to time, use reasonable efforts to obtain from Senior Lender such certificates of estoppel with respect to compliance by Owner with the terms of the Senior Loan Documents as may be reasonably requested by Lender.  In the event or to the extent that Senior Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Owner expressly representing to Lender the information requested by Lender regarding compliance by Owner with the terms of the Senior Loan Documents.  Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Senior Loan which was misrepresented in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Owner.

9.4                               No Amendments to Senior Loan Documents.  Without obtaining the prior written consent of Lender, Borrower shall not cause or permit Owner to (i) enter into any amendment or modification of any of the Senior Loan Documents, (ii) grant to Senior Lender any consent or waiver or (iii) exercise any remedy available to Owner under the Senior Loan Documents or any right or election under the Senior Loan Documents.  Borrower shall cause Owner to provide Lender with a copy of any amendment or modification to the Senior Loan Documents within five days after the execution thereof.

9.5                               Acquisition of the Senior Loan.  Neither Borrower, Sole Member or Owner or any Affiliate of any of them shall acquire or agree to acquire the Senior Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Senior Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder.  If, solely by operation of applicable subrogation law, Borrower, Sole Member or Owner or any Affiliate of any of them shall have failed to comply with the foregoing, then Borrower:  (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Senior Loan Documents:  (A) not to enforce the Senior Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly:  (1) cancel the promissory note evidencing the Senior Loan, (2) reconvey and release the lien securing the Senior Loan and any other collateral under the Senior Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Senior Loan Documents.

9.6                               Deed in Lieu of Foreclosure.  Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Owner to, enter into any deed-in-lieu or consensual foreclosure with or for the benefit of Senior Lender or any of its affiliates.  Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Owner to, enter into any consensual sale or other transaction in connection with the Senior Loan which could diminish, modify, terminate, impair or otherwise adversely affect the interests of Lender or Borrower, the Collateral or any portion thereof or any interest therein or of Owner in the Property or portion thereof or any interest therein.

9.7                               Refinancing or Prepayment of the Senior Loan.  Except as may be required under the Senior Loan Documents, neither Borrower, nor Sole Member nor Owner shall make any partial or full prepayments of amounts owing under the Senior Loan or refinance the Senior Loan without the prior written consent of Lender, unless such refinancing results in the concurrent payment in full of the Debt.

9.8                               Intercreditor Agreement.  Borrower hereby acknowledges and agrees that any intercreditor agreement entered into between Lender and Senior Lender (the “Intercreditor Agreement”) will be solely for the benefit of Lender and Senior Lender, and that Borrower and Owner shall not be intended third-party beneficiaries of any of the provisions therein, shall have no rights thereunder and shall not be entitled to rely on any of the provisions contained therein.  Lender and Senior Lender shall have no obligation to disclose to Borrower the contents of the intercreditor agreement.  Borrower’s obligations hereunder are and will be independent of such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.

10.                               SPECIAL PROVISIONS

10.1                        Sale of Note and Secondary Market Transaction.

10.1.1              General; Borrower Cooperation.  Lender shall have the right at any time and from time to time (i) to sell or otherwise transfer the Loan or any portion thereof or the Loan Documents or any interest therein to one or more investors, (ii) to sell participation interests in the Loan to one or more investors or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and the Security Documents (each such sale, assignment, participation and/or securitization is referred to herein as a “Secondary Market Transaction”).  In connection with any Secondary Market Transaction, Borrower shall, at no out-of-pocket cost to Borrower (other than the fees and expenses of Borrower’s attorneys, accountants and consultants), use all reasonable efforts and cooperate fully and in good faith with Lender and otherwise assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any such Secondary Market Transactions, including:  (a) to (i) provide such financial and other information with respect to Borrower, the Property, the Collateral, Owner, Guarantor and their Affiliates, Manager and any tenants of the Property,

(ii) provide business plans and budgets relating to the Property and (iii) perform or permit or cause to be performed or permitted such site inspection, appraisals, surveys, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested from time to time by Lender, prospective investors or the Rating Agencies or as may be necessary or appropriate in connection with a Secondary Market Transaction or Exchange Act requirements (the items provided to Lender pursuant to this paragraph (a) being called the “Provided Information”), together, if customary, with appropriate verification of and/or consents to the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies; (b) at Borrower’s expense, cause counsel to render updates to opinions as to non-consolidation and any other opinions delivered in connection with the Loan with respect to the Property, Borrower, Guarantor and their Affiliates, which updates to opinions shall be reasonably satisfactory to Lender and the Rating Agencies; (c) make such representations and warranties as of the closing date of any Secondary Market Transaction with respect to the Collateral, the Property, Borrower, Owner, Guarantor and the Loan Documents as are customarily provided in such transactions and as may be reasonably requested by Lender, prospective investors or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; (d) provide current certificates of good standing and qualification with respect to Borrower, Sole Member and Owner from appropriate Governmental Authorities; and (e) execute such amendments to the Loan Documents and Borrower’s organizational documents, as may be requested by Lender or the Rating Agencies or otherwise to effect a Secondary Market Transaction, provided that nothing contained in this subsection (e) shall result in any economic change in the transaction or increase Borrower’s obligations under the Loan Documents.  Borrower’s cooperation obligations set forth herein shall continue until the Loan has been paid in full.

10.1.2              Use of Information.  Borrower understands that all or any portion of the Provided Information and the Required Records may be included in disclosure documents in connection with a Secondary Market Transaction, including a prospectus or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers or other parties relating to the Secondary Market Transaction.  If the Disclosure Document is required to be revised, Borrower shall cooperate with Lender in updating the Provided Information or Required Records for inclusion or summary in the Disclosure Document or for other use reasonably required in connection with a Secondary Market Transaction by providing all current information pertaining to Borrower, Owner, Guarantor, Manager, the Collateral and the Property necessary to keep the Disclosure Document accurate and complete in all material respects with respect to such matters.

10.1.3              Borrower’s Obligations Regarding Disclosure Documents.  In connection with a Disclosure Document, Borrower shall: (a) if requested by Lender, certify in writing that Borrower has carefully examined those portions of such Disclosure Document, pertaining to Borrower, Owner, Guarantor, the Collateral, the Property, Manager and the Loan, and that such portions do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and (b) indemnify (in a separate instrument of indemnity, if so requested by Lender) (i) any underwriter, syndicate member or placement agent (collectively, the “Underwriters”) retained by Lender or its issuing company affiliate (the “Issuer”) in connection with a Secondary Market Transaction, (ii) Lender and (iii) the Issuer that is named in the Disclosure Document or registration statement relating to a Secondary Market Transaction (the “Registration Statement”), and each of the Issuer’s directors, each of its officers who have signed the Registration Statement and each person or entity who controls the Issuer or the Lender within the meaning of Section 15 of the Securities Act or Section 30 of the Exchange Act (collectively within (iii), the “GCM Group”), and each of its directors and each person who controls each of the Underwriters, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (the “Liabilities”) to which Lender, the GCM Group or the Underwriter Group may become subject (including reimbursing all of them for any legal or other expenses actually incurred in connection with investigating or defending the Liabilities) insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in any of the Provided Information or in any of the applicable portions of such sections of the Disclosure Document applicable to Borrower, Manager, Owner, Guarantor, the Collateral, the Property or the Loan, or arise out of or are based upon the omission to state therein a material fact required to be stated in the applicable portions of such sections or necessary in order to make the statements in the applicable portions of such sections in light of the circumstances under which they were made, not misleading, provided, however, that Borrower shall not be required to indemnify Lender for any Liabilities relating to untrue statements or omissions which Borrower identified to Lender in writing at the time of Borrower’s examination of such Disclosure Document.

10.1.4              Borrower Indemnity Regarding Filings.  In connection with filings under the Exchange Act, Borrower shall (i) indemnify Lender, the GCM Group and the Underwriter Group for any Liabilities to which Lender, the GCM Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the GCM Group or the Underwriter Group for any legal or other expenses actually incurred by Lender, GCM Group or the Underwriter Group in connection with defending or investigating the Liabilities.

10.1.5              Indemnification Procedure.  Promptly after receipt by an indemnified party under Section 10.1.3 or 10.1.4 of notice of the commencement of any action for which a claim for indemnification is to be made against Borrower, such indemnified party shall notify Borrower in writing of such commencement, but the omission to so notify Borrower will not relieve Borrower from any liability that it may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to Borrower.  If any action is brought against any indemnified party, and it notifies Borrower of the commencement thereof, Borrower will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice of commencement, to assume the defense thereof with counsel satisfactory to such indemnified party in its discretion.  After notice from Borrower to such indemnified party under this Section 10.1.5, Borrower shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both Borrower and an indemnified party, and any indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to Borrower, then the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Borrower shall not be liable for the expenses of more than one separate counsel unless there are legal defenses available to it that are different from or additional to those available to another indemnified party.

10.1.6              Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 10.1.3 or 10.1.4 is for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 10.1.3 or 10.1.4, Borrower shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.   In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered:  (i) the GCM Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it may not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

10.1.7              Rating Surveillance.  Lender will retain the Rating Agencies to provide rating surveillance services on Securities.  The expenses of such surveillance will be paid for by Lender.

10.1.8              Severance of Loan.  Lender shall have the right, at no out-of-pocket cost to Borrower (other than the fees and expenses of Borrower’s attorneys, accountants and consultants), at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided.  Without limiting the foregoing, Lender may (i) cause the Note and the Pledge to be split into a first and second loan, (ii) create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) or (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components), in each such case, in whatever proportion and whatever priority Lender determines; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification.  If requested by Lender, Borrower (and

Borrower’s constituent members, if applicable, and Guarantor) shall execute within five (5) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance, provided that no such severance shall result in any economic change in the transaction or increase Borrower’s obligations under the Loan Documents.

11.                               MISCELLANEOUS

11.1                        Exculpation.  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in all or any portion of the Collateral; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral, and Lender shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document.  The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit any of the Security Documents; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Pledge or the other Security Documents or to exercise its remedies against all or any portion of the Collateral; or (vi) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(a)                                  fraud or intentional misrepresentation by Borrower, Sole Member, Owner or Guarantor in connection with obtaining the Loan;

(b)                                 physical waste of the Property or any portion thereof, or after an Event of Default the removal or disposal of any portion of the Property;

(c)                                  any Proceeds paid by reason of any Insured Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to the Property not applied in accordance with the provisions of the Loan Documents and the Senior Loan Documents (except to the extent that Borrower or Owner did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);

(d)                                 all Rents of the Property received or collected by or on behalf of Borrower or Owner after an Event of Default and not applied to payment of Principal and interest due under the Note, and to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Borrower or Owner is legally prevented from directing the disbursement of such sums);

(e)                                  misappropriation (including failure to turn over to Lender on demand following an Event of Default) of tenant security deposits and rents collected in advance, or of funds held by Borrower or Owner for the benefit of another party;

(f)                                    the failure by Borrower or Owner to pay Taxes;

(g)                                 the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances, including Sections 4.21 and 5.8, and clauses (viii) through (xi) of Section 5.30;

(h)                                 the failure by Borrower to cause Owner to deposit with Senior Lender all Rents, as required under Article 3 of the Senior Loan Agreement;

(i)                                     the failure by Borrower to cause Owner to use any funds released by Senior Lender from any subaccount provided for in the Senior Loan Agreement for Approved CapEx/FF&E Expenses, Approved Operating Expenses, as applicable, or for any other intended use therefor, as more particularly provided for in the Senior Loan Agreement or

(j)                                     any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies hereunder or any other Loan Document.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”):

(i)                                     an Event of Default described in Section 8.1(d) shall have occurred or

(ii)                                  a breach of the covenants set forth in Section 5.13, or

(iii)                               the occurrence of any condition or event described in either Section 8.1(f)(i) or Section 8.1(g) and, with respect to such condition or event described in Section 8.1(g), either (A) Borrower, Sole Member, Owner, Guarantor or any Person owning a

Controlling interest (directly or indirectly) in Borrower, Sole Member, Owner or Guarantor consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or (B) the entity against which the condition or event described in Section 8.1(g) has been filed or any Person which Controls (in the sense of clause (ii) of the defined term “Control”) such entity fails to contest such condition or event.

11.2                        Brokers and Financial Advisors.  (a) Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan.  Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person (including any broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.  The provisions of this Section 11.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

(b)         Notwithstanding anything in Section 11.2(a) above to the contrary, Borrower hereby acknowledges that (i) at Lender’s sole discretion, a broker may receive consideration from Lender relating to the Loan or any other matter for which Lender may elect to compensate a broker pursuant to a separate agreement between Lender and such broker and (ii) Lender shall have no obligation to disclose to Borrower the existence of any such agreement or the amount of any such additional consideration paid or to be paid to any broker whether in connection with the Loan or otherwise.

11.3                        Retention of Servicer.  Lender reserves the right to retain the Servicer to act as its agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.  Borrower shall pay any reasonable fees and expenses of the Servicer (i) in connection with a release of the Collateral (or any portion thereof), (ii) from and after a transfer of the Loan to any “master servicer” or “special servicer” for any reason, including without limitation, as a result of a decline in the occupancy level of the Property, (iii) in connection with an assumption or modification of the Loan, (iv) in connection with the enforcement of the Loan Documents or (v) in connection with any other action or approval taken by Servicer hereunder on behalf of Lender.

11.4                        Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall, unless otherwise expressly stated herein, survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement.  All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

11.5                        Lender’s Discretion.  Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

11.6                        Governing Law.

(a)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT MORGANS HOTEL GROUP CO., 475 TENTH AVENUE, 11TH FLOOR, NEW YORK, NEW YORK 10018, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF

PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

11.7                        Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

11.8                        Trial by Jury.  BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

11.9                        Headings/Exhibits.  The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

11.10                 Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.11                 Preferences.  Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt.  To the extent Borrower makes a payment to

Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.  This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

11.12                 Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

11.13                 Remedies of Borrower.  If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment.  Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower’s behalf.

11.14                 Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

11.15                 Offsets, Counterclaims and Defenses.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents.  Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have (including with respect to any Future Funding Obligation or any default or dispute relating thereto) against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

11.16                 Publicity.  All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan

Documents, the Loan, Lender or any member of the GCM Group, a Loan purchaser, the Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender, provided Borrower shall not be restricted from the same to the extent a disclosure or announcement is required by law.  Lender shall have the right to issue any of the foregoing without Borrower’s approval.

11.17                 No Usury.  Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 11.17 shall control every other agreement in the Loan Documents.  If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.  Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

11.18                 Conflict; Construction of Documents.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

11.19                 No Third Party Beneficiaries.  The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

11.20                 Spread Maintenance Premium/Prepayment Premium.  Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of Principal are made to Lender prior to the Stated Maturity Date, for any reason whatsoever, whether voluntary, as a result of Lender’s acceleration of the Loan after an Event of Default (or as a result of the application by Lender of any amounts in any Cash Management Account are applied to Principal by reason of an Event of Default), by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs.  For these reasons, and to induce Lender to make the Loan, Borrower agrees that, except as expressly provided in Articles 2 and 7, all such prepayments, if any, whether voluntary or involuntary, will be accompanied by the Spread Maintenance Premium or the applicable Prepayment Premium, as applicable.  Such Spread Maintenance Premium or Prepayment Premium, as applicable, shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale.  Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay a Spread Maintenance Premium or Prepayment Premium, as applicable (if required); and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions.  Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Spread Maintenance Premium or Prepayment Premium, as applicable and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.

11.21                 Assignment.  The Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise.  Upon such assignment, all references to Lender in this Loan Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender.  Borrower may not assign its rights, title, interests or obligations under this Loan Agreement or under any of the Loan Documents.  Lender shall provide Borrower with a notice of any assignment pursuant to this Section 11.21, provided the failure to do so shall not subject Lender to any liability to Borrower or any other Person and shall not otherwise affect Borrower’s obligations or liabilities under the Loan Documents, or give rise to any claim defense or right of offset with respect to the Loan.

11.22                 Proofs of Claim In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Borrower, Owner, Sole Member or Guarantor, or any of their respective creditors or property, Lender, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Lender allowed in such proceedings for the entire Debt at the date of the institution of such proceedings and for any additional amount which may become due and payable by Borrower hereunder after such date.

11.23                 Waiver of Stay.  Borrower agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive Borrower from paying all or any portion of the Debt or which may affect the covenants or the performance of this Agreement; and

Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

11.24                 Certain Additional Rights of Lender.  Notwithstanding anything to the contrary which may be contained in this Agreement, Lender shall have:

(i)                                     the right to routinely consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances.  Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times;

(ii)                                  the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(iii)                               the right, in accordance with Article 6 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness;

(iv)                              the right, in accordance with the terms of this Agreement, to restrict financing to be obtained with respect to the Collateral so long as any portion of the Debt remains outstanding;

(v)                                 the right, in accordance with the terms of this Agreement and the other Loan Documents (including any similar right), to restrict, upon the occurrence of an Event of Default, Borrower’s and Owner’s payments of management, consulting, director or similar fees to Affiliates of Borrower or Owner;

(vi)                              the right, in accordance with Article 6 hereof (including any similar right), to approve any operating budget and/or capital budget of Borrower or Owner;

(vii)                           in accordance with the terms of this Agreement, to approve any acquisition by Borrower or Owner of any other significant property (other than personal property required for the day to day operation of the Property); and

(viii)                        the right, in accordance with the terms of Lender under this Agreement, to restrict the transfer of interests in Borrower held by its members, and the right to restrict the transfer of interests in such member, except for any transfer that is a Permitted Transfer.

The rights described above may be exercised directly or indirectly by any Person who has the authority to act of behalf of Lender.

11.25                 Future Funding Obligations Notwithstanding anything to the contrary contained herein (including the provisions of Sections 10.1.8, 11.19 and 11.21 hereof), the parties acknowledge that the obligations of the Lender hereunder to fund the Additional Advances (the “Future Funding Obligations”) will be solely the obligation of Greenwich Capital Financial Products, Inc. and, in connection with a Secondary Market Transaction, will not be transferred or assigned to any subsequent holder of the Note (the “Holder”), including the Servicer and any trust or trustee or substituted or successor trustee established in connection with a Secondary Market Transaction.  Greenwich Capital Financial Products, Inc. will have a participation interest in the Note to the extent of any funds advanced pursuant to the Future Funding Obligations.   Any funds advanced pursuant to a Future Funding Obligation shall be owing to Greenwich Capital Financial Products, Inc., but in the event that Borrower has insufficient funds to pay both the Holder and Greenwich Capital Financial Products, Inc., the Holder shall have a prior right to such payment and a prior lien on the Collateral.

11.26                 Set-Off.  In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.27                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Mezzanine Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

MONDRIAN SCOTTSDALE MEZZ HOLDING COMPANY LLC, a Delaware limited liability company

By:	Morgans Group LLC, a Delaware limited liability company, its sole member

	By:	Morgans Hotel Group Co., a Delaware corporation, its managing member

By:
Name: Marc Gordon
Title: Chief Investment Officer

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation

By:
Name:
Title:

Schedule 1

Exceptions to Representations and Warranties

Section 4.12: The following are the only service, maintenance or repair contracts affecting the Property that are not terminable on one (1) month’s notice or less without cause and without penalty or premium:

Arcadia Self Storage

Compax

Fleetwood Financial Services

NXTV

Hoover’s

Moss Creative Advertising Agency

Proclean Pest Elimination

Littleton Marketing Group LLC d/b/a Returnity

Safeguard Security Communications

Thyssenkrupp Elevator Co.

Travel Click

Waste Management

World Cinema

Schedule 2

Intentionally Reserved

Schedule 3

Organization of Borrower

[see attached]

Schedule 4

Definition of Special Purpose Bankruptcy Remote Entity

A “Special Purpose Bankruptcy Remote Entity” means (x) with respect to Owner only, a Special Purpose Bankruptcy Remote Entity as defined in the Senior Loan Agreement, (y) a limited liability company that is a Single Member Bankruptcy Remote LLC or (z) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter

(i)                                     was and will be organized solely for the purpose of (A) owning the Property or (B) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property;

(ii)                                  has not engaged and will not engage in any business unrelated to (A) the ownership of the Property, (B) acting as general partner of the limited partnership that owns the Property or (C) acting as a member of the limited liability company that owns the Property, as applicable;

(iii)                               has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns the Property, as applicable;

(iv)                              has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);

(v)                                 if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities that are corporations;

(vi)                              if such entity is a corporation, has and will have at least one Independent Director, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless all of the directors and all Independent Directors shall have participated in such vote;

(vii)                           if such entity is a limited liability company, has and will have at least one member that has been and will be a Special Purpose Bankruptcy Remote Entity that has been and will be a corporation and such corporation is the managing member of such limited liability company;

(viii)                        if such entity is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the Property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding;

(ix)                                has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;

(x)                                   has remained and will remain solvent and has maintained and will maintain adequate capital in light of its contemplated business operations;

(xi)                                has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xii)                             has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns;

(xiii)                          has maintained and will maintain its books, records, resolutions and agreements as official records;

(xiv)                         has not commingled and will not commingle its funds or assets with those of any other Person;

(xv)                            has held and will hold its assets in its own name;

(xvi)                         has conducted and will conduct its business in its name;

(xvii)                      has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person;

(xviii)                   has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;

(xix)                           has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(xx)                              has maintained and will maintain an arm’s-length relationship with its Affiliates;

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(xxi)                           (a) with respect to Owner, has and will have no indebtedness other than the Senior Loan and unsecured trade payables in the ordinary course of business relating to the ownership and operation of Property which (1) do not exceed, at any time, a maximum amount of 1% of the original amount of the Principal of the Senior Loan and (2) are paid within thirty (30) days of the date incurred, or (b) with respect to Borrower, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as the sole member of the Senior Borrower which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred, or (c) with respect to any other entity, has and will have no indebtedness other than unsecured trade payables in the ordinary course of its business which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred;

(xxii)                        has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;

(xxiii)                     has not and will not acquire obligations or securities of its partners, members or shareholders;

(xxiv)                    has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;

(xxv)                       except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(xxvi)                    has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxvii)                 has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxviii)              has not made and will not make loans to any Person;

(xxix)                      has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxx)                         has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xxxi)                      has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow

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in excess of the amount required to pay the Debt is insufficient to pay such obligation; and

(xxxii)                   will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable.

“Independent Director” means (x) in the case of a Single Member Bankruptcy Remote LLC:  a natural person selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as an Independent Director of the Single Member Bankruptcy Remote LLC, does not thereafter become while serving as an Independent Director (except pursuant to an express provision in the Single Member Bankruptcy Remote LLC’s limited liability company agreement providing for the Independent Director to become a Special Member (defined below) upon the sole member of such Single Member Bankruptcy Remote LLC ceasing to be a member in such Single Member Bankruptcy Remote LLC) and shall not have been at any time during the preceding five (5) years (i) a shareholder/partner/member of, or an officer or employee of, Borrower or any of its shareholders, subsidiaries or Affiliates, (ii) a director (other than as an Independent Director or similar capacity of any Person that does not own any direct or indirect equity interest in Borrower) of any shareholder, subsidiary or Affiliate of Borrower, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family of any such shareholder/ director/partner/member, officer, employee, supplier or customer or of any director of Borrower (other than as an Independent Director or similar capacity of any Person that does not own any direct or indirect equity interest in Borrower); and (y) in the case of a corporation, an individual selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as a director, does not thereafter become while serving as an Independent Director and shall not have been at any time during the preceding five (5) years (i) a shareholder/partner/member of, or an officer, employee, consultant, agent or advisor of, Borrower or any of its shareholders, subsidiaries, members or Affiliates, (ii) a director (other than as an Independent Director or similar capacity of any Person that does not own any direct or indirect interest in Borrower or Borrower’s general partner or managing member) of any shareholder, subsidiary, member, or Affiliate of Borrower other than Borrower’s general partner or managing member, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates that derives more than 10% of its purchases or income from its activities with Borrower or any Affiliate of Borrower, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family (including a grandchild or sibling) of any such shareholder/director/partner/member, officer, employee, supplier or customer or of any other director of Borrower’s general partner or managing member (other than as an Independent Director or similar capacity of any Person that does not own any direct or indirect interest in Borrower or Borrower’s general partner or managing member).

“Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter (i) complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above:  (i)(A), (ii)(A), (iii), (iv), (ix), (x), (xi) and (xiii) through (xxxii); (ii) has maintained and will maintain its accounts, books and records separate from any other person; (iii) has and will have an operating agreement which provides that the business and affairs of

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Borrower shall be managed by or under the direction of a board of one or more directors designated by Sole Member, and at all times there shall be at least two duly appointed Independent Directors on the board of directors, and the board of directors will not take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless, at the time of such action there are at least two members of the board of directors who are Independent Directors, and all of the directors and all Independent Directors shall have participated in such vote; (iv)  has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), the person acting as an Independent Director of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as the sole member of Borrower (the “Special Member”) and shall preserve and continue the existence of Borrower without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director and (C) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to Borrower; (v) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) Borrower shall be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”) or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (B) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing to continue the existence of Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (D) in the event of dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an

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orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

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Schedule 5

Approved Operating Budget

Schedule 6

Initial Renovation Work

[see attached]

Schedule 7

Form of Request for Additional Advance

                    , 2006

Ladies and Gentlemen:

We refer to the Loan Agreement dated as of May [   ], 2006 (as amended or otherwise modified from time to time, the “Loan Agreement”), between the undersigned (“Borrower”) and Greenwich Capital Financial Products, Inc. (“Lender”).

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

Borrower hereby gives Lender notice pursuant to Section 2.9.1 of the Loan Agreement that Borrower requests an Additional Advance under the Loan Agreement and in connection therewith sets forth below the information relating to such proposed borrowing (the “Proposed Borrowing”) as required by Article 2 of the Loan Agreement.

(i)                                     The aggregate principal amount of the Proposed Borrowing is $[              ], which, together with the aggregate principal amount of all prior Additional Advances will not exceed $[               ].

(ii)                                  Borrower hereby authorizes Lender to disburse to itself out of the Proposed Borrowing an advance fee equal to 1% of the amount of the Proposed Borrowing in accordance with Section 2.7.1 of the Loan Agreement.

(iii)                               The Business Day of the Proposed Borrowing is                      , 2006.

(iv)                              The Additional Advance should be disbursed to the following account(s):

Amount	Wiring Instructions

The undersigned hereby certifies to Lender that to his/her knowledge as of the date set forth above, and as of the date of the Proposed Borrowing, (i) both immediately prior to the date of the Proposed Borrowing and also after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (ii) to the best knowledge of the undersigned, each representation and warranty of Borrower in Article 4 of the Loan Agreement and in the other

Loan Documents is true and complete in all material respects on and as of the date of the Proposed Borrowing with the same force and effect as though made on and as of such date.

Additionally, the undersigned hereby certifies to Lender that to his/her knowledge that:

(i) the funds from the Proposed Borrowing will be used only to pay (or reimburse Borrower for) Approved Renovation/Re-Branding Expenses and, attached hereto as Exhibit A, is a description of all such Approved Renovation/Re-Branding Expenses;

(ii) all outstanding payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness (as such term is defined in Section 5.22 of the Loan Agreement)) have been (or, simultaneously with the funding of the Proposed Borrowing, will be) paid in full;

(iii) the same has not been the subject of a previous disbursement;

(iv) all previous disbursements have been used only to pay (or reimburse Borrower for) the previously identified Approved Renovation/Re-Branding Expenses;

(v) all work relating to work performed on or prior to the date hereof has been completed in a good and workmanlike manner in accordance with all Legal Requirements and substantially in accordance with the plans and specifications approved by Lender (if required pursuant to the terms of the Loan Agreement)

(vi) attached hereto as Exhibit B is a list identifying each Person that supplied labor or materials with respect to the requested disbursement, and each such Person has been or upon receipt of the Proposed Borrowing will be paid in full for work for which such Proposed Borrowing (or any previous Proposed Borrowing) has been made or is being requested;

Very truly yours,

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Schedule 8

Approved Renovation/Re-Branding Budget

[see attached]